SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

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SIMMONS FIRST NATIONAL CORPORATION
(Name of Registrant as Specified in Its Charter)
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SIMMONS FIRST NATIONAL CORPORATION

March 18, 2013

Dear Shareholder:

It is our pleasure to enclose the 2012 annual report for your corporation.

Our annual shareholders’ meeting will be held on the evening of Tuesday, April 16 at the Pine Bluff Convention Center.  As is our custom, you and your spouse, or guest, are cordially invited to join us for dinner, which will be served at 6:30 pm.  The business meeting will follow at approximately 7:45 pm.

This year, you will find your dinner reservation card located inside the annual report.  Please fill this out and return at your earliest convenience.

We thank you again for your support, and we look forward to seeing you April 16.

Sincerely,

/s/ J. Thomas May

J. Thomas May
Chairman and Chief Executive Officer

P.O. BOX 7009    501 MAIN STREET     PINE BLUFF, ARKANSAS 71611-7009   (870) 541-1000       www.simmonsfirst.com

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF SIMMONS FIRST NATIONAL CORPORATION:

NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Simmons First National Corporation will be held at the Banquet Hall of the Pine Bluff Convention Center, Pine Bluff, Arkansas, at 7:30 P.M., on Tuesday, April 16, 2013 for the following purposes:

1.	To fix at 11 the number of directors to be elected at the meeting;

2.	To elect 11 persons as directors to serve until the next annual shareholders' meeting and until their successors have been duly elected and qualified;

3.	To consider adoption of a non-binding resolution approving the compensation of the named executive officers of the Company;

4.	To ratify the Audit & Security Committee's selection of the accounting firm of BKD, LLP as independent auditors of the Company and its subsidiaries for the year ending December 31, 2013;

5.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only shareholders of record at the close of business on February 15, 2013, will be entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS:

/s/ Marty D. Casteel

Marty D. Casteel, Secretary
Pine Bluff, Arkansas
March 18, 2013

ANNUAL MEETING OF SHAREHOLDERS
SIMMONS FIRST NATIONAL CORPORATION
P. O. Box 7009
Pine Bluff, Arkansas 71611

PROXY STATEMENT
Meeting to be held on April 16, 2013
Proxy and Proxy Statement furnished on or about March 18, 2013

The enclosed proxy is solicited on behalf of the Board of Directors of Simmons First National Corporation (the "Company") for use at the annual meeting of the shareholders of the Company to be held on Tuesday, April 16, 2013, at 7:30 p.m., at the Banquet Hall of the Pine Bluff Convention Center, Pine Bluff, Arkansas, or at any adjournment or adjournments thereof. When such proxy is properly executed and returned, the shares represented by it will be voted at the meeting in accordance with any directions noted thereon, or if no direction is indicated, will be voted in favor of proposals (1), (2), (3) and (4).

REVOCABILITY OF PROXY

Any shareholder giving a proxy has the power to revoke it at any time before it is voted.

COSTS AND METHOD OF SOLICITATION

The costs of soliciting proxies will be borne by the Company. In addition to the use of the mails, solicitation may be made by employees of the Company by telephone, electronic communications and personal interview. These persons will receive no compensation other than their regular salaries, but they will be reimbursed by the Company for their actual expenses incurred in such solicitations.

OUTSTANDING SECURITIES AND VOTING RIGHTS

At the meeting, holders of the $0.01 par value Class A common stock (the "Common Stock") of the Company, the only class of stock of the Company outstanding, will be entitled to one vote, in person or by proxy, for each share of the Common Stock owned of record, as of the close of business on February 15, 2013. On that date, the Company had outstanding 16,492,624 shares of the Common Stock; 2,137,689 of such shares were held by Simmons First Trust Company ("SFTC"), in a fiduciary capacity, of which 72,175 shares will not be voted at the meeting.  Hence, 16,420,449 shares will be deemed outstanding and entitled to vote at the meeting.

All actions requiring a vote of the shareholders must be taken at a meeting in which a quorum is present in person or by proxy. A quorum consists of a majority of the outstanding shares entitled to vote upon a matter. With respect to each proposal subject to a shareholder vote, other than the election of directors, approval requires that the votes cast for the proposal exceed the votes cast against it.  The election of directors will be approved, if each director nominee receives a plurality of the votes cast. All proxies submitted will be tabulated by Registrar and Transfer Company, the transfer agent for the Common Stock.

With respect to the election of directors, a shareholder may withhold authority to vote for all nominees by checking the box "withhold authority for all nominees" on the enclosed proxy or may withhold authority to vote for any nominee or nominees by checking the box "withhold authority for certain nominees" and lining through the name of such nominee or nominees for whom the authority to vote is withheld as it appears on the enclosed proxy. The enclosed proxy also provides a method for shareholders to abstain from voting on each other matter presented. By abstaining, shares will not be voted either for or against the subject proposals, but will be counted for quorum purposes. While there may be instances in which a shareholder may wish to abstain from voting on any particular matter, the Board of Directors encourages all shareholders to vote their shares in their best judgment and to participate in the voting process to the fullest extent possible.

If your shares are held in a brokerage account or by another nominee, you are considered the "beneficial owner" of shares held in "street name," and these proxy materials have been forwarded to you by your broker or nominee (the "record holder") along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to that item. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory rules of Financial Industry Regulatory Authority and New York Stock Exchange, brokers or other nominees may not exercise discretionary voting power on the election of directors, executive compensation or other significant matters as determined by the Securities & Exchange Commission. While Brokers or other nominees might still be permitted to exercise discretionary voting power for Proposal 4 (the ratification of BKD, LLP as our independent auditor), brokers and other nominees may not exercise discretionary voting power for Proposals 1, 2 or 3 (number of directors, election of directors and approval of executive compensation).  Due to the broad and indefinite scope of the discretionary voting prohibition, it is not expected that brokers or other nominees will attempt to exercise any discretionary voting power. As a result, if you do not provide specific voting instructions to your record holder, the record holder may not vote the shares on Proposals 1, 2 or 3.  Accordingly, it is particularly important that you provide voting instructions to your broker or other nominee so that your shares may be voted on the matters presented at the Annual Meeting.

If your shares are treated as a broker non-vote or abstention, your shares will be counted in the number of shares represented for purposes of determining whether a quorum is present. However, broker non-votes and abstentions will not be included in vote totals (neither for nor against) and therefore will not affect the outcome of the vote on any of the proposals being voted upon.

In the event a shareholder executes the proxy but does not mark the ballot to vote (or abstain) on any one or more of the proposals, the proxy will be voted "For" the unmarked Proposals.  Further, if any matter, other than the matters shown on the proxy, is properly presented at the meeting which may be acted upon without special notice under Arkansas law, the proxy solicited hereby confers discretionary authority to the named proxies to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the meeting. On the date of the mailing of this Proxy Statement, the Board of Directors has no knowledge of any such other matter which will come before the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth all persons known to management who own, beneficially or of record, more than 5% of the outstanding Common Stock, the number of shares owned by the named executive officers in the Summary Compensation Table and by all directors and executive officers as a group.

Name and Address of Beneficial Owner	Shares Owned Beneficially [a]	Percent of Class
BlackRock, Inc. [b]	1,361,701	8.23%
40 East 52nd Street
New York, New York 10022
Simmons First National Corporation
Employee Stock Ownership Trust [c]	1,131,507	6.84%
501 Main Street
Pine Bluff, AR 71601
The Vanguard Group, Inc. [d]	904,521	5.47%
100 Vanguard Blvd.
Malvern, PA 19355
J. Thomas May [e]	194,194	1.17%
Robert A. Fehlman [f]	35,225	*
David L. Bartlett [g]	50,151	*
Marty D. Casteel [h]	45,644	*
Robert C. Dill [i]	63,821	*
All directors and officers as a group (14 persons)	541,312	3.27%
_________________________
*  The shares beneficially owned represent less than 1% of the outstanding common shares.
[a]
Under the applicable rules, "beneficial ownership" of a security means, directly or indirectly, through any contract, relationship, arrangement, undertaking or otherwise, having or sharing voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Unless otherwise indicated, each beneficial owner named has sole voting and investment power with respect to the shares identified.

[b]
These shares may be owned by one or more of the following entities controlled by BlackRock, Inc.: BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management Ireland Limited and BlackRock International Limited.

[c]
The Simmons First National Corporation Employee Stock Ownership Plan ("ESOP") purchases, holds and disposes of shares of the Company's stock. The Nominating, Compensation and Corporate Governance  Committee ("NCCGC") and the Chief Executive Officer, pursuant to delegation of authority from the NCCGC, directs the trustees of the ESOP concerning when, how many and upon what terms to purchase or dispose of such shares, other than by distribution under the ESOP.  Shares held by the ESOP may be voted only in accordance with the written instructions of the plan participants, who are all employees or former employees of the Company and its subsidiaries.

[d]
These shares may be owned by one or more of the following entities controlled by The Vanguard Group, Inc.: The Vanguard Group, Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

[e]	Mr. May owned of record 159,454 shares; 22,506 shares were held in his IRA accounts; 1,419 shares were owned by his wife; 10,815 shares are held in his fully vested account in the ESOP.
[f]
Mr. Fehlman owned of record 19,026 shares; 6,326 shares were held in his fully vested account in the ESOP; 229 shares were held in his account in SFNC Employee Stock Purchase Plan and 9,644 shares were deemed held through exercisable stock options.

[g]
Mr. Bartlett owned of record 23,841 shares; 475 shares were owned in the Bartlett Family Trust; 1,989 shares were held in his fully vested account in the ESOP and 23,846 shares were deemed held through exercisable stock options.

[h]
Mr. Casteel owned of record 22,445 shares; 3,522 shares were owned jointly with his wife; 9,623 shares were held in his fully vested account in the ESOP; 1,566 shares were held in his account in SFNC Employee Stock Purchase Plan and 8,488 shares were deemed held through exercisable stock options.

[i]
Mr. Dill owned of record 26,047 shares; 102 shares were owned jointly with his spouse; 4,368 shares in his IRA; 28,614 shares in his fully vested account in the ESOP and 4,690 shares were deemed held through exercisable stock options.

PROPOSAL 1 - FIX THE NUMBER OF DIRECTORS

The current number of directors of the Company is eleven (11).  Under the bylaws, the shareholders are authorized to set the number of directors of the Company for the ensuing year.  The Board of Directors of the Company has set the number of directors to be elected at the annual meeting at eleven (11), subject to approval by the shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSAL 1 TO FIX THE NUMBER OF DIRECTORS AT ELEVEN.

PROPOSAL 2 - ELECTION OF DIRECTORS

Each of the persons named below is presently serving as a director of the Company for a term which ends on April 16, 2013, or such other date upon which a successor is duly elected and qualified. The Board has determined that each of the nominees for director, except J. Thomas May, David L. Bartlett and George A. Makris, Jr., satisfy the requirements to be an independent director as set forth in the listing standards of NASDAQ.

The proxies hereby solicited will be voted for the election of the nominees shown below, as directors, to serve until the next annual meeting of the shareholders and until their successors are duly elected and qualified, unless otherwise designated in the proxy. If at the time of the meeting any of the nominees should be unable or unwilling to serve, the discretionary authority granted in the proxy will be exercised to vote for the election of a substitute or substitutes. Management has no reason to believe that any substitute nominee or nominees will be required.

David L. Bartlett
Mr. Bartlett was appointed to the Board in January, 2013. He currently serves as the President and Chief Banking Officer of the Company.  Mr. Bartlett served as President of Simmons First Bank of Hot Springs (formerly Alliance Bank) from 1997 until 2006, when he was named as the President and Chief Operating Officer of the Company.  Mr. Bartlett received his B. S. degree in Accounting from Arkansas Tech University in 1974.  Mr. Bartlett has been actively involved in the banking industry for over 33 years.

Mr. Bartlett also serves as director and Chairman Elect on the Arkansas Bankers Association, as the Treasurer of Arkansas State Chamber of Commerce, as a board member of Baptist Health Foundation and as a member of Fifty for the Future.  He has previously served on the Arkansas State Bank Board (2000-2004, Chairman 2004), as a board member and chairmen of the Hot Springs Chamber of Commerce and the Garland County Economic Development Corporation and as a member of the St. Joseph's Regional Health Center Board, National Park Community College Foundation Board, Arkansas Tech Advisory Board and the Hot Springs Area Community Foundation Board.

The Board of Directors believes that Mr. Bartlett's experience and past performance in the banking industry as well as his service as the President and Chief Banking Officer of the Company, provides needed skills and insight into the banking and financial services business conducted by the Company, which may be particularly valuable during the executive management transition related to the retirement of the current Chairman and CEO of the Company.

William E. Clark, II
Mr. Clark was elected to the Board in 2008.  He is the Chief Executive Officer of Clark Contractors, LLC, a general contractor involved in commercial construction throughout the United States.  Prior to the formation of Clark Contractors, LLC in 2009, he was employed by CDI Contractors from 1994 through 2009, where he served in various capacities culminating in his serving as Chief Executive Officer from 2007 to 2009.  Mr. Clark received a B.S.B.A. degree in Business Management from the University of Arkansas in 1991.

He is a past President/Chairman for the UAMS Consortium and Arkansas Children's Hospital Committee for the Future, a member of Fifty for the Future, Young Presidents Organization, Arkansas Children's Hospital Foundation, St. Vincent Foundation, UAMS Foundation, Little Rock Christian Academy Board of Trust and the Winthrop P. Rockefeller Cancer Institute.

The Board of Directors believes that Mr. Clark's experience within the commercial construction industry provides needed skills in the assessment of the construction industry utilized by the Company in setting policies involving the allocation of credit and lending priorities.

Steven A. Cossé
Mr. Cossé was elected to the Board in 2004.  He currently serves as President and CEO of Murphy Oil Corporation, a Fortune 500 company listed on the New York Stock Exchange, following his election on June 20, 2012. Mr. Cossé has previously served as the Executive Vice President and General Counsel for Murphy Oil Corporation.  He had served as General Counsel since 1991 and had also previously served as Senior Vice President, Vice President and Principal Financial Officer. Prior to joining Murphy Oil Corporation as General Counsel, he served for eight years as General Counsel for Ocean Drilling & Exploration Company in New Orleans, Louisiana, a NYSE listed, majority-owned subsidiary of Murphy Oil Corporation.  Mr. Cossé received a B.A. degree in Government from Southeastern Louisiana University in 1969 and a Juris Doctorate degree from Loyola University in 1974.

Mr. Cossé also currently serves on the boards of Murphy Oil Corporation (a NYSE listed company), Simmons First Bank of El Dorado, the Arkansas Research Alliance and SHARE Foundation. He is past chairman of the South Arkansas Chapter of the American Red Cross and is on the advisory board of Turning Point. Mr. Cossé is a member of the Louisiana Bar Association, Arkansas Bar Association and Union County Bar Association.

The Board of Directors believes that Mr. Cossé's experience as an executive officer, general counsel and principal financial officer, provides needed skills in the assessment of the oil industry utilized by the Company in setting policies involving the allocation of credit and lending priorities and in the legal, financial and general business issues facing publicly traded companies.

Edward Drilling
Mr. Drilling was elected to the Board in 2009.  He joined Southwestern Bell Telephone Company in 1979 and has served in various operations positions including customer service, sales and marketing, and the external affairs organization.  He was named President of the Arkansas Division in 2002.  Mr. Drilling received a B.S. degree in Marketing from the Walton College at the University of Arkansas in 1978 and graduated from the Emory University Advanced Management Program in 1991.

Mr. Drilling is involved with and serves on several boards, including: University of Arkansas Board of Advisors, Chairman of Arkansas State Chamber of Commerce, former president of Fifty for the Future, Sam M. Walton College of Business Dean’s Executive Advisory Board, UAMS Arkansas BioVentures Advisory Board, UALR College of Business Administration Advisory Council and Arkansas State University Chancellor’s Cabinet.  He received the Pinnacle Award in 2003 from the Little Rock Chamber of Commerce and served as the 2005 Chairman of the Little Rock Chamber of Commerce.

The Board of Directors believes that Mr. Drilling's experience as an executive within the telecommunication and information technology industry provides needed skills in the assessment of the information technology industry utilized by the Company in setting policies involving the allocation of credit and lending priorities and valuable insights involving the executive management of a large enterprise.

Sharon Gaber
Dr. Gaber was appointed to the Board in 2011 and was elected to the Board in 2012.  Dr. Gaber has served as the Provost and Vice Chancellor for Academic Affairs at the University of Arkansas since 2009.  Prior to coming to the University of Arkansas, she was on the faculty at Auburn University where she served in several administrative positions culminating in her position as Interim Provost.  Dr. Gaber holds bachelor's degrees in Economics and Urban Studies from Occidental College, master's degree in Urban and Regional Planning from the University of Southern California and a Ph.D. degree from Cornell University in City and Regional Planning.

Dr. Gaber is an accomplished researcher, having earned 25 project grants and authored or co-authored 40 papers and professional reports. She serves as Vice-Chair of the board of directors for the Arkansas Research and Technology Park, was a member of the Strategic Community Development Steering Committee of the Northwest Arkansas Council, and participated with the City of Fayetteville on the “Today in America” segment production.

The Board of Directors believes that Dr. Gaber's background in city and urban planning as well as her experience and past performance as an administrator at several prominent universities, provides needed skills and insight into organizational planning and management of the Company as well as the effective supervision of high level personnel from varied professional disciplines.

Eugene Hunt
Mr. Hunt was elected to the Board in 2009.  He is an attorney in private practice in Pine Bluff, Arkansas.   Mr. Hunt began his practice in 1972 and has thereafter been involved in the active practice of law within Arkansas, primarily in Southeast Arkansas. He served as Judge on the Arkansas Court of Appeals from August through December, 2009 and has served as a Special Circuit Judge and Special Justice on the Arkansas Supreme Court.   Additionally, he served as Director of the Child Support Enforcement Unit, Jefferson County, Arkansas from 1990-2001. Mr. Hunt received a B.A. degree in History and Government from Arkansas AM&N College in 1969 and a Juris Doctorate degree from the University of Arkansas Law School in 1971.

Mr. Hunt also serves on the boards of The Economic Development Corporation of Jefferson County, Arkansas, Jefferson Hospital and Youth Partners.  He is a member of the NAACP and Fifty for the Future.  Mr. Hunt has also served as an NAACP Affiliate Attorney since 1978.

The Board of Directors believes that Mr. Hunt's experience as an attorney and his long-term familiarity with the business and social environment in southeastern Arkansas provides needed skills and insight in the small business and consumer needs of the Company's banking customers in one of its major markets, southeastern Arkansas.

George A. Makris, Jr.
Mr. Makris was elected to the Board in 1997.   He is currently serving as CEO-Elect of the Company.  Prior to his employment by the Company on January 2, 2013, Mr. Makris had been employed by M. K. Distributors, Inc. since 1980 and had served as its President since 1985.  Mr. Makris previously served as a member of the board of directors of National Bank of Commerce from 1985 to 1996 and served as Chairman of the Board from 1994 to 1996.  Mr. Makris received a B.A. degree in Business Administration from Rhodes College in 1978 and an M.B.A. from the University of Arkansas in 1980.

Mr. Makris also serves as Chairman of the board of directors of The Economic Development Corporation of Jefferson County, Arkansas, Chairman of the board of trustees of the Jefferson Regional Medical Center and a member of the board of directors of the National Beer Wholesalers Association. He has previously served as Chairman of the board of trustees of the Arts and Science Center for Southeast Arkansas, Chairman of the Board of Directors of the Economic Development Alliance for Jefferson County, Chairman of the board of directors of the Greater Pine Bluff Chamber of Commerce, Chairman of the King Cotton Classic Basketball Tournament, Chairman of the board of trustees of Trinity Episcopal School, a director of Simmons First National Bank, a director of the Wholesale Beer Distributors of Arkansas, and a member of the board of visitors of the University of Arkansas at Pine Bluff and the University of Arkansas for Medical Sciences, College of Medicine.

The Board of Directors believes that Mr. Makris' experience as a business executive and long-term resident of central and southeastern Arkansas provides needed skills and insight into the business community within Arkansas and the executive management of a successful business enterprise.

J. Thomas May
Mr. May was elected to the Board in 1987.   He is the Chairman and Chief Executive Officer of the Company.  He was elected as the President of the Company in 1987.  In 1994, he was elected Chief Executive Officer.  He became Chairman and Chief Executive Officer upon his election as Chairman of the Board of the Company in 1996.  Mr. May received a B.S.B.A. degree in Business from the University of Arkansas in 1971 and an M.B.A. in Business from the University of Arkansas in 1972.   Mr. May is a veteran having served in the U. S. Marine Corps.

Mr. May also serves on the board of directors of the University of Arkansas Foundation, the University of Arkansas Board of Advisors, the University of Arkansas Walton School of Business Dean's Advisory Board, the Arkansas Executive Forum, Arkansas Blue Cross Blue Shield, Baptist Health of Arkansas and The Arkansas Research Alliance.  Mr. May has previously served as Chairman of the Arkansas Bankers Association, Chairman of the University of Arkansas Board of Trustees, President, Director and Campaign Chairman for United Way of Southeast Arkansas, Chairman of the Jefferson County Port Authority, a member of the board of directors of the Federal Reserve Bank of St. Louis, Jefferson County Industrial Foundation and Southwest School of Banking.

The Board of Directors believes that Mr. May's experience and past performance, as the Chairman and Chief Executive Officer of the Company, provides needed skills and insight into the banking and financial services business conducted by the Company.

W. Scott McGeorge
Mr. McGeorge was elected to the Board in 2005.  He works for a group of family owned companies that include Pine Bluff Sand & Gravel Co., McGeorge Contracting Co., Inc. and Cornerstone Farm and Gin Co., where he serves as President, Chairman and Senior Vice President, and Vice President, respectively. The companies perform marine construction in a multistate regional area, build highways and similar projects, mine various minerals and produce and sell stone products, asphalt pavement and sand. Cornerstone is engaged in farming operations.

Mr. McGeorge previously served on the board of directors of National Bancshares Corporation and its wholly owned subsidiary National Bank of Commerce of Pine Bluff during the mid 1980s before it was purchased by Boatmen's Bank. He was on the commercial and industrial loan committee, which approved the largest loans the bank made. Mr. McGeorge received a B.S. degree in Business Administration from the University of Arkansas in 1965. He graduated from U. S. Coast Guard Officer Candidate School and served as an officer in the U. S. Coast Guard for three years.

Mr. McGeorge served as immediate past Secretary of the board of directors of the National Stone Sand and Gravel Association in Alexandria, Virginia, is a member of the boards of directors of Dredging Contractors of America and National Waterways Conference, both located in Washington, D.C. and is Past President and a current director of Mississippi Valley Associated General Contractors in Memphis, Tennessee. He is active in many local and civic activities.  He is President of Trinity Foundation, a charitable foundation that seeks to benefit residents of Pine Bluff, Little Rock and the surrounding areas through grants for scholarships, support of educational institutions and other civic activities.

The Board of Directors believes that Mr. McGeorge's experience in the construction, materials, mining and agricultural industries, as well as his experience and past performance as the president of a large successful business enterprise, provides needed skills and insight into the overall business and industrial climate and the executive management of a large successful business enterprise.

Harry L. Ryburn
Dr. Ryburn was elected to the Board in 1976.  He is retired from the private practice of orthodontics in Southeast Arkansas.  Dr. Ryburn is certified by the Arkansas State Dental Board, the Arkansas State Specialty Board (orthodontics), the Missouri State Dental Board and the Texas State Dental Board.  Dr. Ryburn actively practiced for 41 years prior to his retirement in 2005.  Dr. Ryburn has been involved in private investments, real estate development and farming operations.  In addition to his 35 years of service on the board of directors of the Company, Dr. Ryburn has also served during that period on the board of directors of the Company's lead bank, Simmons First National Bank. He serves on the executive committees of the Company and the lead bank, the Audit & Security Committee of the Company and the NCCGC.  Additionally, he currently serves as the lead director of the Company and Chairman of the Executive Committees of the Company and the lead bank.  He attended University of Arkansas at Monticello where he studied Pre-Dentistry.  Thereafter, he received a D.D.S. degree from Washington University in 1960 and an M.S. degree in Orthodontics from Washington University in 1964.  Dr. Ryburn is a veteran of the U. S. Air Force.

Dr. Ryburn is a member of numerous professional, civic and community organizations.  He has previously served on the boards of the United Way of Jefferson County, Pine Bluff Little League Baseball, Arkansas Post Girl Scout Council, Pine Bluff Babe Ruth Baseball and as a member of the Pine Bluff Chamber of Commerce.

The Board of Directors believes that Dr. Ryburn's experience, in a health related profession and his long-term experience as a director of the Company and the lead bank, provides needed skills and insight into the southeastern Arkansas business community and the successful operation of banking and financial services enterprises.

Robert L. Shoptaw
Mr. Shoptaw was elected to the Board in 2006 and was designated as the audit committee financial expert on the Company's Audit & Security Committee in December, 2012.  Mr. Shoptaw retired as president of Arkansas Blue Cross Blue Shield ("ABCBS"), a mutual health insurance company, in 2008, terminating his 39 years of service to that organization.  During the 1970s and 1980s, he served in various management and executive capacities with a primary focus in medical services management, professional relations and government programs administration (Medicare administrative operations). In 1987, Mr. Shoptaw became the Executive Vice President and Chief Operating Officer of ABCBS and was named President and CEO in 1994.  After retiring as President and CEO in 2008, he remains on the board of directors of ABCBS and serves as Chairman of the Board. Mr. Shoptaw received a B.A. in Economics from Arkansas Tech University in 1968 and an M.B.A. from Webster University in Business Administration and Health Services Management.  He also completed the Advanced Management Program at Harvard University Business School in 1991.

Mr. Shoptaw serves as a member of the board of directors of Arkansas Center for Health Improvement, the Little Rock Metrocentre Improvement District, Arkansas Research Alliance and is the Chairman of the board of visitors of The University of Arkansas College of Medicine.

The Board of Directors believes that Mr. Shoptaw's experience and past performance as the president of a large mutual health insurance company, provides needed skills and insight into the health care industry, health insurance industry and the financial and executive management of a large successful business enterprise.

The table below sets forth the name, age, principal occupation or employment during the last five years, prior service as a director of the Company, the number of shares and percentage of the outstanding Common Stock beneficially owned, with respect to each director and nominee proposed, as reported by each nominee:

		Principal	Director	Share	Percent
Name	Age	Occupation	Since	Owned [a]	of Class
David L. Bartlett	60	President and Chief Banking	2013	50,151[b]	*
		Officer of the Company

William E. Clark, II	43	Chairman and CEO,	2008	3,475[c]	*
		Clark Contractors, LLC
		(Construction)

Steven A. Cossé	65	President and CEO	2004	12,000[d]	*
		Murphy Oil Corporation

Edward Drilling	57	Arkansas President, AT&T Corp.	2008	3,675	*

Sharon Gaber	49	Provost & Vice Chancellor,	2011	800	*
		University of Arkansas

Eugene Hunt	67	Attorney	2009	2,042[e]	*

George A. Makris, Jr.	56	CEO-Elect of the Company,	1997	72,735[f]	*
		formerly President, M. K.
		Distributors, Inc.
		(Beverage Distributor)

J. Thomas May	66	Chairman and CEO of the	1987	194,194[g]	1.17%
		Company; Chairman and
		CEO of the Bank

W. Scott McGeorge	69	President, Pine Bluff	2005	42,520[h]	*
		Sand and Gravel Company

Harry L. Ryburn	77	Orthodontist (retired)	1976	9,655[i]	*

Robert L. Shoptaw	66	Retired Executive, Arkansas	2006	5,375[j]	*
		Blue Cross and Blue Shield

__________________
*	The shares beneficially owned represent less than 1% of the outstanding common shares.
[a]
"Beneficial ownership" of a security means, directly or indirectly, through any contract, relationship, arrangement, undertaking or otherwise, having or sharing voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose or to direct the disposition of such security. Unless otherwise indicated, each beneficial owner named has sole voting and investment power with respect to the shares identified.

[b]
Mr. Bartlett owned of record 23,841 shares; 475 shares were owned in the Bartlett Family Trust; 1,989 shares were held in his fully vested account in the ESOP and 23,846 shares were deemed held through exercisable stock options.

[c]	Mr. Clark owned of record 1,975 shares and 1,500 shares are owned jointly with his spouse.
[d]	Mr. Cossé owned of record 975 shares; 9,025 shares are owned jointly with his spouse and 2,000 shares are deemed held through exercisable stock options.
[e]	Mr. Hunt owned of record 1,325 shares; 462 shares were owned jointly with his spouse; and 255 shares are held in his IRA.
[f]
Mr. Makris owned of record 10,685 shares; 41,000 shares are held jointly with his spouse; 4,050 shares are held in his IRA; 4,750 shares are held in his wife's IRA; 8,250 shares are held by his children; 2,000 shares are held in trusts for which Mr. Makris is the trustee and 2,000 shares are deemed held through exercisable stock options.

[g]	Mr. May owned of record 159,454 shares; 22,506 shares were held in his IRA accounts; 1,419 shares were owned by his spouse; 10,815 shares are held in his fully vested account in the ESOP.
[h]	Mr. McGeorge owned of record 40,096 shares; 424 shares were owned by his spouse; and 2,000 shares are deemed held through exercisable stock options.
[i]
Dr. Ryburn owned of record 2,905 shares; Dr. Ryburn and his spouse are general partners in a family limited partnership which owns 123,624 shares of which 2,472 shares held by the partnership are attributable to Dr. Ryburn; 278 shares are held by Greenback Investment Club which are attributable to Dr. Ryburn and 4,000 shares are deemed held through exercisable stock options.

[j]	Mr. Shoptaw owned of record 1,975 shares; 2,400 shares were held in his IRA and 1,000 shares are deemed held through exercisable stock options.

Committees and Related Matters

During 2012, the Board of Directors of the Company maintained and utilized the following committees: Executive Committee, Audit & Security Committee and Nominating, Compensation and Corporate Governance Committee ("NCCGC").

During 2012, the Audit & Security Committee was composed of George A. Makris, Jr., William E. Clark, II, Edward Drilling, Sharon Gaber, Eugene Hunt, W. Scott McGeorge and Harry L. Ryburn.  Upon his acceptance of the position of CEO-Elect in August, 2012, Mr. Makris resigned as Chairman and as a member of the Audit & Security Committee. Following the resignation of Mr. Makris, Mr. McGeorge was elected to serve as Chairman.  In December, 2012, Mr. Shoptaw was appointed to the Audit & Security Committee by the Board of Directors and was subsequently designated as the financial expert on the Audit & Security Committee.  This committee provides assistance to the Board in fulfilling its responsibilities concerning accounting and reporting practices by regularly reviewing the adequacy of the internal and external auditors, the disclosure of the financial affairs of the Company and its subsidiaries, the control systems of management and internal accounting controls.  During 2012, this committee met 9 times.

The NCCGC was composed of Harry L. Ryburn (Chairman), William E. Clark, II, Steven A. Cossé, Edward Drilling, Sharon Gaber, Eugene Hunt, George A. Makris, Jr., W. Scott McGeorge, and Robert L. Shoptaw.  Upon his acceptance of the position of CEO-Elect in August, 2012, Mr. Makris resigned from the NCCGC.  During  2012, the Nominating, Compensation and Corporate Governance Committee met 7 times.

The Company encourages all board members to attend the annual meeting.  Historically, the directors of the Company and its subsidiaries are introduced and acknowledged at the annual meeting. All of the directors who stood for election at the 2012 annual meeting, except William Clark, II and Sharon Gaber, attended the Company's 2012 annual meeting.

The Board of Directors of the Company met 8 times during 2012, including regular and special meetings.  All directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees on which such director served.

Board Leadership Structure

The Company's Corporate Governance Principles and Procedures do not mandate the separation of the offices of Chairman of the Board and Chief Executive Officer.  The Board believes that a unified leadership structure with an experienced executive management team is more beneficial to the Company than a bifurcated leadership structure mandating the separation of the Chairman and the CEO.  Over the last 30 years, there have been brief periods where the offices of Chairman and CEO were held by different persons.  The few brief instances of separation were during transitions in the executive management of the Company.  After the management transition was completed, the Board in each instance has chosen to return to a unified leadership structure.  The Board believes that it is in the best interests of the Company to provide flexibility in the Company's leadership structure to address differences in the Company's operating environment as well as differences in the experience, skills and capabilities of the executive management team serving the Company from time to time.

J. Thomas May currently serves as Chairman and CEO and has done so since 1996.  At the time of his election as Chairman, the Board believed that it was in the best interests of the Company to have a single person serve as Chairman and CEO to provide unified leadership and direction. The Board still believes this is in the Company's best interest; however, the Board is authorized to separate these positions should circumstances change in the future.

In an effort to strengthen independent oversight of management and to provide for more open communication, Dr. Harry L. Ryburn currently serves as Chairman of the Executive Committee and Lead Director.  Dr. Ryburn, as an independent Lead Director, chairs executive sessions of the Board conducted without management. These sessions are held during each scheduled Board meeting.  Management also periodically meets with the Lead Director to discuss Board and Executive Committee agenda items.

Transactions with Related Persons

From time to time, Simmons First National Bank, Simmons First Bank of Russellville, Simmons First Bank of South Arkansas, Simmons First Bank of Northeast Arkansas, Simmons First Bank of Searcy, Simmons First Bank of Northwest Arkansas,  Simmons First Bank of El Dorado and Simmons First Bank of Hot Springs, banking subsidiaries of the Company, have made loans and other extensions of credit to directors, officers, employees and members of their immediate families, and from time to time directors, officers, employees and members of their immediate families have placed deposits with these banks. These loans, extensions of credit and deposits were made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons not related to the Company and did not involve more than the normal risk of collectability or present other unfavorable features.  The Company generally considers banking relationships with directors and their affiliates to be immaterial and as not affecting a director's independence so long as the terms of the credit relationship are similar to those with other comparable borrowers not related to the Company.

In assessing the impact of a credit relationship on a director's independence, the Company deems any extension of credit which complies with Federal Reserve Regulation O to be consistent with director independence.  The Company believes that normal, arms'-length banking relationships entered into in the ordinary course of business do not negate a director's independence.

Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by the subsidiary banks of the Company with other persons not related to the Company. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred nor may any such loans be classified or disclosed as non-accrual, past due, restructured or a potential problem loan. The Company's Board of Directors will review any credit to a director or his affiliates that is criticized by internal loan review or a bank regulatory agency in order to determine the impact that such classification may have on the director's independence.

Policies and Procedures for Approval of Related Party Transactions

Related party transactions may present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders.

Management carefully reviews all proposed related party transactions, other than routine banking transactions, to determine if the transaction is on terms comparable to terms that could be obtained in an arms'-length transaction with an unrelated third party.   Management reports to the Executive Committee and then to the Board of Directors on all proposed material related party transactions.  Upon the presentation of a proposed related party transaction to the Executive Committee or the Board, the related party is excused from participation in discussion and voting on the matter.

Role of Board in Risk Oversight

The Board of Directors has responsibility for the oversight of risk management. The Board, either as a whole or through its committees, regularly discusses with management the Company's major risk exposures, their potential impact on the Company and the steps being taken to manage them.

While our Board is ultimately responsible for risk oversight, the Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit & Security Committee, composed of independent directors, focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, the internal auditors, and the independent registered public accountants the Company's policies with respect to risk assessment and risk management, including risks related to fraud, liquidity, credit operations and regulatory compliance. The NCCGC, also composed of independent directors, focuses on the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, corporate governance and compensation policies and programs.

Communication with Directors

Shareholders may communicate directly with the Board of Directors of the Company by sending correspondence to the address shown below.  If the shareholder desires to communicate with a specific director, the correspondence should be addressed to such director.  Any such correspondence addressed to the Board of Directors will be forwarded to the Chairman of the Board for review.  The receipt of the correspondence and the nature of its content will be reported at the next Board meeting and appropriate action, if any, will be taken.  Correspondence addressed to a specific director will be delivered to such director promptly after receipt by the Company.  Each such director shall review the correspondence received and, if appropriate, report the receipt of the correspondence and the nature of its content to the Board of Directors at its next meeting, so that the appropriate action, if any, may be taken.

Correspondence should be addressed to:	Simmons First National Corporation
Board of Directors
Attention: (Chairman or Specific Director)
P. O. Box 7009
Pine Bluff, Arkansas 71611

NOMINATING, COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE

During 2012, the Nominating, Compensation and Corporate Governance Committee  ("NCCGC") was composed of Harry L. Ryburn (Chairman), William E. Clark, II, Steven A. Cossé, Edward Drilling, Sharon Gaber, Eugene Hunt, George A. Makris, Jr., W. Scott McGeorge and Robert A. Shoptaw.   Upon his acceptance of the position of CEO-Elect in August, 2012, Mr. Makris resigned from the NCCGC.  All of the members of the committee, while serving on the committee, satisfied the independence standards in accordance with the NASDAQ listing standards.  A function of the NCCGC regarding nominations is to identify and recommend individuals to be presented for election or re-election as Directors.

Director Nominations and Qualifications

The NCCGC has adopted a charter, which is available for review in the Investor Relations portion of the Company's web site: www.simmonsfirst.com.  The charter and certain corporate governance principles and procedures govern the nominations and criteria for proposing or recommending proposed nominees for election and re-election to the Board of Directors.  The Board of Directors is responsible for recommending nominees for directors to the shareholders for election at the annual meeting.  The Board has delegated the identification and evaluation of proposed nominees to the NCCGC.  The identification and evaluation of potential directors is a continuing responsibility of the committee.  The NCCGC has not retained any third party to assist it in identifying candidates.  A proposed director may be recommended to the Board at any time; however, a proposed nominee for director to be elected at the annual meeting must be presented to the Board of Directors for consideration no later than December 31 of the year immediately preceding such annual meeting.

The NCCGC has not set any minimum qualifications for a proposed nominee to be eligible for recommendation to be elected as a director.  The corporate governance principles provide that the NCCGC shall consider the following criteria in evaluating proposed nominees for director:

• Location of residence and business interests	• Type of business interests
• Age	• Knowledge of financial services
• Community involvement	• High leadership profile
• Ability to fit with the Company's corporate culture	• Equity ownership in the Company

There is no specified order or weighting of the foregoing criteria.  In evaluating potential nominees for director under the criteria set forth above, the NCCGC seeks nominees with diverse business and professional experience, skills, gender and ethnic background, as appropriate, in light of the current composition of the Board.  Additionally, the NCCGC seeks geographical diversity and insights into its local and regional markets by primarily seeking potential director nominees who reside in Arkansas or in the markets outside Arkansas in which the Company has a significant presence.

The NCCGC has no specific policy on diversity other than, as described above, that it is one factor the committee considers when evaluating potential board candidates and incumbent directors for reelection. For purposes of diversity considerations, the NCCGC includes differences of viewpoint, professional experience, education and other individual qualities as well as race and gender.

Nominations from Shareholders

The NCCGC will consider nominees for the Board of Directors recommended by shareholders with respect to elections to be held at an annual meeting. In order for the NCCGC to consider recommending a shareholder proposed nominee for election at the annual meeting, the shareholder proposing the nomination must provide notice of the intention to nominate a director in sufficient time for the consideration and action by the NCCGC. While no specific deadline has been set for notice of such nominations, notice provided to the NCCGC by a shareholder on or before the deadline for submission of shareholder proposals for the next annual meeting (November 18, 2013 for the 2014 meeting) should provide adequate time for consideration and action by the NCCGC prior to the December 31 deadline for reporting proposed nominations to the Board of Directors.  Proposed nominations submitted after such date will be considered by the NCCGC, but no assurance can be made that such consideration will be completed and committee action taken by the NCCGC in time for inclusion of the proposed director in the proxy solicitation for the next annual meeting.

The notice of a shareholder's intention to nominate a director must include:

•
the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC's proxy rules if the person had been nominated for election by the Board of Directors;

•	information regarding the shareholder making the nomination, including name, address and number of shares of SFNC that are beneficially owned by the shareholder;
•
a representation that the shareholder is entitled to vote at the meeting at which directors will be elected, and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of any arrangements or understandings between the shareholder and such nominee and any other persons (including their names), pursuant to which the nomination is made; and
•	the consent of each such nominee to serve as a director, if elected.

The Chairman of the Board, other directors and executive officers may also recommend director nominees to the NCCGC.  The committee will evaluate nominees recommended by shareholders against the same criteria, described above, used to evaluate other nominees.

Compensation Committee Interlocks and Insider Participation

During 2012, the NCCGC was composed of  Harry L. Ryburn (Chairman), William E. Clark, II, Steven A. Cossé, Edward Drilling, Sharon Gaber, Eugene Hunt, George A. Makris, Jr., W. Scott McGeorge and Robert A. Shoptaw. Upon his acceptance of the position of CEO-Elect in August, 2012, Mr. Makris resigned from the NCCGC.  During 2012, none of the committee members were employed by the Company while serving on the committee.

NCCGC Processes and Procedures

Decisions regarding the compensation of the executives are made by the NCCGC. Specifically, the NCCGC has strategic and administrative responsibility for a broad range of issues, including the Company's compensation program to compensate key management employees effectively and in a manner consistent with the Company's stated compensation strategy and the requirements of the appropriate regulatory bodies. The Board appoints each member of the NCCGC and has determined that each is an independent director.

The NCCGC oversees the administration of executive compensation plans, including the design, performance measures and award opportunities for the executive incentive programs and certain employee benefits, subject to final action by the Board of Directors in certain cases. During the first quarter of each calendar year, the NCCGC makes a specific review focusing on performance and awards for the most recently completed fiscal year and the completion of the process of setting the performance goals for the incentive compensation programs for the current year.

To assist in meeting the objectives outlined above, the Company has retained Blanchard Consulting Group, Inc., a regional compensation and benefits consulting firm, to advise the NCCGC on a regular basis on the compensation and benefit programs. The Company engaged the consultant to provide general compensation consulting services, including executive compensation.  In addition, the consultant may perform special executive compensation projects and consulting services from time to time as requested by the NCCGC.

The Board of Directors, upon approval and recommendation from the NCCGC, determines and approves all compensation and awards to the CEO and other executives.  The NCCGC reviews the performance and compensation of the CEO.  The CEO reviews the performance and compensation of the other executive officers, including the other named executive officers, and reports any significant issues or deficiencies to the NCCGC.  The members of the Company's Human Resources Group assist in such reviews.  The CEO and the Human Resources Group, at least annually, review the unified compensation classification program of the Company which determines the compensation of all salaried employees of the Company and its affiliates, including other named executive officers.  The Company's compensation program is based in part on market data provided by the compensation consultant.  The NCCGC and the Board also act upon the proposed grants of stock-based compensation prepared by the CEO for other executives.  Presently, the consultant's role is to assist such reviews by providing data regarding market practices and making specific recommendations for changes to plan designs and policies consistent with the Company's stated philosophies and objectives.

In determining the amount of named executive officer compensation each year, the NCCGC reviews competitive market data from the banking industry as a whole and the peer group specifically. It makes specific compensation decisions and grants based on such data, Company performance and individual performance and circumstances. With regard to formula-based incentives, the NCCGC sets performance targets using management's internal business plan, industry and market conditions and other factors.

Role of Compensation Consultants

The Company periodically engages compensation consultants to aid in the review of its compensation programs.  From time to time, the Company engages compensation consultants to provide national and regional general statistical information regarding compensation within the banking industry.  The data reviewed may include base salary, bonus, incentive programs, equity compensation, retirement and other benefits.  This information is used to validate the Company's classification of positions and salaries within its compensation policies.

The NCCGC also uses compensation consultants to evaluate its executive and director compensation programs.  In 2012, the NCCGC engaged Blanchard Consulting Group, Inc. ("BCG") to review and provide recommendations on (i) the peer group used for comparison, (ii) executive compensation programs, (iii) director compensation programs and (iv) the structural components of compensation programs which are under increased political and regulatory scrutiny.  The NCCGC assessed the relationships between BCG, the Company, the NCCGC and the executive officers of the Company for conflicts of interest.  In this assessment, the NCCGC reviewed the criteria set forth in the SEC's Reg.240.10C-1(b)(4) (i)-(vi), NASDAQ Rule IM-5605-5(d)(3)(i)-(vi) and such other criteria as it deemed appropriate.  The NCCGC did not identify any conflicts of interest for BCG.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section is a discussion of certain aspects of the Company's compensation program as it pertains to the principal executive officer, the principal financial officer and the three other most highly-compensated executive officers during 2012.  These five persons are referred throughout as the "named executive officers." This discussion focuses on compensation and practices relating to the Company's most recently completed fiscal year and changes to such compensation and practices going forward.

The Company believes that the performance of each of the named executive officers has the potential to impact the profitability of the Company, in both the short-term and long-term.  Therefore, the Company places significant emphasis on the design and administration of its executive compensation program.

Executive Compensation Philosophy

The Company seeks to provide executive compensation packages that are significantly connected to the Company's overall financial performance, the increase in shareholder value, the success of the business entity employing the executive and the performance of the individual executive.  The main principles of this strategy include the following:

•	Salaries for executives should be comparable to peer banking organizations.
•	Compensation programs should provide an incentive to increase individual performance.
•	Increased compensation is earned through an individual's increased contribution.
•	Total compensation opportunity should be comparable to that available at peer banking organizations when Company performance is good.

Objectives of Executive Compensation

The objectives of the executive compensation program are to:

(1)	attract and retain highly efficient and competent executive leadership,
(2)	encourage a high level of performance from the individual executive,
(3)	align compensation incentives with the performance of the business entity most directly impacted by the executive's leadership and performance,
(4)	enhance shareholder value, and
(5)	improve the overall performance of the Company.

The NCCGC strives to meet these objectives while maintaining market competitive compensation levels and ensuring that the Company makes efficient use of its shares and has predictable expense recognition.

Peer Comparison

In determining the amount of named executive officer compensation each year, the NCCGC reviews competitive market data from the banking industry as a whole and a specific peer group of comparably sized banking organizations.  The NCCGC uses a peer group of banking organizations for comparison in setting executive compensation practices and levels of base salary, incentives and benefits.

Prior to setting the peer group, the NCCGC obtains the recommendation of its compensation consultants on the makeup of its peer group.  In the latest study for 2012, the definition of the peer group was modified to consist of 30 publicly traded banks with assets between $2 billion to $5 billion located in the Southeast region of the United States, states in which the Company has banking operations and states contiguous to states in which the Company conducts banking operations.  The most recent modification of the peer group took into consideration the Company's recent moves into Missouri and Kansas. The NCCGC adopted the peer group as recommended by its compensation consultant.  The name and ticker symbol for each member of the peer is set forth below:

Ameris Bancorp (ABCB)	BNC Bancorp (BNCN)
BancTrust Financial Group, Inc. (BTFG)	Bank of the Ozarks, Inc. (OZRK)
Capital City Bank Group, Inc. (CCBG)	CenterState Banks, Inc. (CSFL)
CoBiz Financial Inc. (COBZ)	Community Trust Bancorp, Inc. (CTBI)
Enterprise Financial Services Corp. (EFSC)	F & M Bancorporation Inc. (FMBC)
FNB United Corp. (FNBN)	Fidelity Southern Corporation (LION)
First Bancorp (FBNC)	First Financial Bankshares, Inc. (FFIN)
First Financial Holdings, Inc. (FFCH)	Great Southern Bancorp, Inc. (GSBC)
Heartland Financial USA, Inc. (HTLF)	Hills Bancorporation (HBIA)
Home BancShares, Inc. (HOMB)	Pinnacle Financial Partners, Inc. (PNFP)
Renasant Corporation (RNST)	Republic Bancorp, Inc. (RBCAA)
SCBT Financial Corporation (SCBT)	S.Y. Bancorp, Inc. (SYBT)
Seacoast Banking Corporation of Florida (SBCF)	Southern BancShares (N.C.), Inc. (SBNC)
Southside Bancshares, Inc. (SBSI)	Southwest Bancorp, Inc. (OKSB)
State Bank Financial Corporation (STBZ)	ViewPoint Financial Group, Inc. (VPFG)

The NCCGC believes the peer group is indicative of the market in which the Company competes for the employment and retention of executive management and yet, such institutions are of similar size and have similar numbers of employees, product offerings and geographic scope.  In recent years, due to the consolidation in the banking industry, there has been a significant reduction in the number of organizations satisfying the peer group criteria.

The executive salary and benefits program are targeted to the peer group median for each compensation category in order to be competitive in the market.  The Company's incentive programs are analyzed with similar programs of the peer group.  The incentive programs are designed for the emphasis of performance based compensation within the Company's specific business operations.

The NCCGC attempts to make compensation decisions consistent with the foregoing objectives and considerations including, in particular, market levels of compensation necessary to attract, retain and motivate the executive officers.  Therefore, the aggregate wealth accumulated or realizable by an executive from past compensation grants is not considered in setting compensation or making additional grants.

In 2011, the NCCGC had decided to use a separate broader peer group (all publicly traded banks or bank holding companies in the United States with assets between $2 and $5 billion) for developing performance criteria data because the small size of the regular peer group could unduly emphasize statistical deviations in the data.  With the increase in the size of the peer group for 2012, the NCCGC has determined that the regular peer group will be suitable for both purposes, in the absence of identified data deviations.  When circumstances cause the regular peer group data for one or more components to be unreliable or distorted the NCCGC will utilize the broader peer group of all publicly traded banks or bank holding companies in the United States with assets between $2 and $5 billion for establishing the performance points for the affected component.  As of February 15, 2013, the broader peer group consisted of 77 companies.   For 2012, the NCCGC identified one component of the equity incentive, revenue growth, that it determined should be based upon the broader peer group.  In analyzing the regular peer group the NCCGC determined that within the prior two years over half of the companies had engaged in significant merger and acquisition activity, which activity would materially affect their revenue growth. After eliminating these companies and the five companies that had not yet reported this aspect of their 2012 financial results, there would have been only nine companies left in the regular peer group.  The NCCGC determined that this was an insufficient number for a peer group analysis and selected the broader peer group for this component.

Decisions Regarding Composition of Total Direct Compensation

The Company's executive compensation program provides a mix of separate components that seek to align the executives' incentives with increasing shareholder value.  The Company's executive incentive compensation program includes both non-equity and equity incentive compensation.  The Company has established target allocations of non-equity incentive compensation for executive officers.  For the CEO, the NCCGC has set a target allocation of potential non-equity incentive compensation at 75% of salary.  For the executive officers other than the CEO, the NCCGC has set targets for potential non-equity incentive compensation based upon the executive's salary classification ranging from 20% to 45% of salary.  The Company has also established target allocations of equity incentive compensation for executive officers.  For the CEO, the NCCGC has set a target allocation of potential equity incentive compensation at 45% of salary.  For the executive officers other than the CEO, the NCCGC has set targets for potential equity incentive compensation based upon the executive's salary classification ranging from 5% to 35% of salary.  The target for annual grants of equity incentive compensation is for a number of shares equal to the executive's salary times the participation factor divided by the stock price.  The participants receive 25% of the target for the annual equity incentive compensation regardless of performance.  If performance goals are achieved at the threshold level, the annual grants for equity incentive compensation to such executives will be 50% of target.  If performance goals are achieved at the target level, the annual grants for equity incentive compensation to such executives will be 100% of target.  If performance goals are achieved at the maximum level, the annual grants for equity incentive compensation to such executives will be 150% of target. The annual grants for equity incentive compensation consist of restricted stock awards and/or stock options as specified by the NCCGC.  In light of the continuing turmoil in the banking industry and the market for stock of banking organizations, the NCCGC has continued its trend of emphasizing grants of restricted stock over stock options. In the current market conditions, options which rely solely upon stock appreciation for value, may not be as effective as an incentive as when market conditions are more stable.

For 2012, the compensation of the named executive officers was allocated as follows:

•	Base Salaries: ranges from approximately 47% to 72% of total direct compensation.
•	Non-equity incentives: ranges from approximately 18% to 37% of total direct compensation.
•	Equity incentives: ranges from approximately 10% to 16% of total direct compensation.

"Total direct compensation" means base salaries plus bonus plus non-equity and equity incentive compensation.  The foregoing percentages are based on the full grant date fair value of annual compensation (calculated in accordance with Accounting Standards Codification Topic 718, Compensation – Stock Compensation).  Please refer to the discussion of Accounting Standards Codification Topic 718, Compensation – Stock Compensation, which precedes the 2012 Summary Compensation Table, below.

The Company emphasizes market practices in the design and administration of its executive compensation program.  The NCCGC's philosophy is that incentive pay should constitute a significant component of total direct compensation.  The executive compensation program has utilized stock options and restricted stock.  Prior to 2009, the NCCGC had chosen to emphasize stock options more than restricted stock in the equity incentive program for the named executive officers; however, after 2008, the NCCGC has determined to rely on restricted stock rather than stock options.  Equity incentive performance measures should promote shareholder return and earnings growth, and the plan design should be based upon a direct connection between performance measures, the participant's ability to influence such measures and the award levels.

Corporate and Individual Performance Measures

The Company uses the Executive Incentive Plan, referred to as EIP, to reward both the achievement of corporate performance measures, such as the attainment of corporate financial goals, as well as individual performance measures.

Executive Compensation Program Overview

The four primary components of the executive compensation program are:

●	base salary and bonus,
●	non-equity incentives,
●	equity incentives, and
●	benefits.

A brief description of these four components and related programs follows.

1.    Base Salary and Bonus

Base salary is designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility.  The Company pays base salaries because it provides a basic level of compensation and is necessary to recruit and retain executives.  The Company may use annual base salary adjustments to reflect an individual's performance or changed responsibilities.  Base salary levels are also used as a benchmark for the amount of incentive compensation granted to an executive.  For example, participation in the EIP is set within a range based upon the executive's salary grade.

As discussed above, the Company's executive compensation program emphasizes targeting the total amount of compensation to peer group practices with a mix of compensation, including a significant component of incentive compensation.  At lower executive levels, base salaries represent a larger proportion of total compensation but at senior executive levels total compensation contains a larger component of incentive compensation opportunities.

Historically, the NCCGC has approved bonuses for executive officers for special circumstances but does not generally utilize discretionary bonuses as a significant part of the executive compensation program.  The NCCGC has recently re-examined its position regarding discretionary compensation, including discretionary bonuses.  Recent economic turmoil in the banking industry accentuated the importance of certain factors which may affect the long-term economic and financial health of the Company, but are not subject to quantification and annual performance goals.  In January, 2010, the NCCGC recommended, and the Board approved, discretionary bonuses, in the form of stock grants with immediate vesting to the named executive officers for exemplary service and management of the affairs of the Company during the recent financial crisis and the consummation of the Company's equity offering in late 2009. No discretionary bonuses were awarded to the named executive officers during 2012 except for bonuses in the amount of $10,000 each, paid to Messrs. Fehlman and Casteel in connection with promotions. While the NCCGC will continue to consider discretionary bonuses from time to time for its executives based upon extraordinary service, the modification of the EIP to add a discretionary element to the EIP grants will be utilized in most instances to satisfy the need for recognition of extraordinary service through discretionary compensation.

2.    Non-Equity Incentives

The Company uses the EIP as a short-term incentive to encourage achievement of its annual performance goals. The EIP focuses on the achievement of annual financial goals and awards.  The EIP is designed to:

●	support strategic business objectives,
●	promote the attainment of specific financial goals for the Company and the executive,
●	reward achievement of specific performance objectives, and
●	encourage teamwork.

The EIP is designed to provide executives with market competitive compensation based upon their experience and scope of responsibility.  The size of an executive's EIP award is influenced by these factors, market practices, Company performance and individual performance.  The NCCGC generally sets the annual EIP award for an executive to provide an incentive at the market median for expected levels of performance.  All of the named executive officers participate in the EIP.  Awards earned under the EIP are contingent upon employment with the Company through the end of the fiscal year, except for payments made in the event of death, retirement or disability.

The ultimate amount paid to an executive under the EIP is a function of four variables:

●	the executive's level of participation;
●	the goals set for the Company;
●	the payout amounts established by the NCCGC which correspond to Threshold, Target and Maximum levels of performance; and
●	the NCCGC's determination of the extent to which the goals were met.

The NCCGC sets the performance measures in the first quarter of each year based largely on management's confidential business plan and budget for the coming year, which typically includes planned revenue growth, cost reductions and profit improvement. The NCCGC also sets threshold, target and maximum performance points.  Target and maximum performance points reflect ambitious goals which can only be attained when business results are exceptional.  Minimum award or performance points for the earnings per share component are usually set at the prior year's earnings per share, unless a higher threshold is determined to be appropriate due to substandard financial performance in the prior year.

The NCCGC also assesses actual performance relative to pre-set goals and, in doing so, determines the amount of any final award payment.  In determining final awards and in evaluating personal performance, the NCCGC considers adjustments to GAAP net income and other corporate performance measures for unplanned, unusual or non-recurring items of gain or expense.

Each participant in the EIP is allocated a targeted benefit as a percentage of his or her base salary which is payable if the Company's performance satisfies the Target performance points for all components under the EIP and satisfies the qualifying criteria.  The table below shows the targeted benefit for the named executive officers for 2012.

	Targeted Benefit	Targeted Benefit
Executive Name & Title	(% of Base Salary)	($)
J. Thomas May, Chief Executive Officer	75.00%	$373,875
Robert A. Fehlman, Chief Financial Officer	37.50%	$ 99,563
David L. Bartlett, President & Chief Banking Officer	45.00%	$153,000
Marty D. Casteel, Executive Vice President	37.50%	$ 99,563
Robert C. Dill, Executive Vice President	27.50%	$ 52,250

For 2012, the Company based EIP awards on the Company's earnings per share growth (25%), the performance of the Company's affiliates (15%), asset quality initiatives (25%), the Company's other strategic initiatives (10%) with the remaining 25% based upon discretionary factors selected by the NCCGC.  Generally, each component has three performance points that determine the participant's entitlement for that component, Threshold, Target and Maximum.  No entitlement is earned for a component if the Company's performance is below the Threshold.  The Company's performance at the Threshold level for a component entitles the participant to 50% of the participant's targeted benefit times the weighting factor for such component. The Company's performance at the Target level for a component entitles the participant to 100% of the participant's targeted benefit times the weighting factor for such component.  The Company's performance at the Maximum level entitles the participant to 200% of the participant's targeted benefit times the weighting factor for such component, provided that, in the case of Mr. May, the total EIP benefit payable shall not exceed 133% of his targeted benefit.  Performance in excess of the Maximum does not entitle the participant to a benefit in excess of the maximum benefit times the weighting of that component.  If the performance with respect to any component is in excess of the Threshold and less than the Maximum, then the participant's entitlement is a prorated percentage computed based upon the Company's actual performance in proportion to the closest performance points for that component.

The earnings per share growth component is based upon the Company's earnings per share adjusted to exclude the tax adjusted EIP expense and any non-recurring expenses. This component is allocated 25% of the participant's targeted EIP benefit.  The Threshold for the earnings per share growth component is the prior year's earnings per share, as so adjusted, $1.48 for 2012.   The Target and Maximum for 2012 were set at $1.55 and $1.78, respectively, or 105% and 120%, respectively, of the 2012 Threshold.   The actual adjusted earnings per share for 2012 were $1.67.  The 2012 results for this component exceeded the Target for 2012.  After applying the 25% weighting factor for this component the participants are entitled to an EIP benefit of 25% of the targeted benefit based upon the earnings per share growth  component.  The prorated formula for performance in excess of the Target point would have provided a benefit from the earnings per share growth component of 152% of the allocated target benefit, or 38% of the overall target benefit. But even though the 2012 earnings per share exceeded the Target, the amounts payable to the participants were limited by the EIP to 100% of the target benefit allocated to the earnings per share growth component because the return on tangible assets of the Company did not exceed one percent (1.00%).  A more detailed discussion on EIP qualifying and limitation criteria is set forth below.

The affiliate performance component is based upon the earnings (as adjusted for tax adjusted EIP expense and non-recurring expenses) of each of the eight subsidiary banks of the Company, Simmons First National Bank (SFNB), Simmons First Bank of South Arkansas (SFBSA), Simmons First Bank of Northeast Arkansas (SFBNEA), Simmons First Bank of Northwest Arkansas (SFBNWA), Simmons First Bank of Searcy (SFBS), Simmons First Bank of Russellville (SFBR), Simmons First Bank of El Dorado (SFBED) and Simmons First Bank of Hot Springs (SFBHS).  This component is allocated 15% of the participant's targeted EIP benefit. The NCCGC establishes a Threshold, Target and Maximum earnings level for each subsidiary bank.  Generally the Threshold is the prior year's actual performance, however if a bank's prior year performance was significantly below expectations, a Threshold higher than the prior year's earnings may be established.  The Target and Maximum were set at 105% and 120% of the earnings Threshold.  For 2012, one subsidiary bank had its Threshold set in excess of its actual 2011 earnings.  The following table sets forth certain information concerning the affiliate performance factor:

Affiliate Performance Component
($ in Thousands)

	Affiliate	Affiliate
	2011	Threshold	Target	Maximum	2012	Payout	Proration	Performance
Bank	Actual	(50%)	(100%)	(200%)	Actual	Percentage	Percentage	Percentage
SFNB	$11,874	$11,874	$12,468	$14,249	$13,633	100%	38.2%	38%
SFBSA	2,718	2,718	2,854	3,262	2,787	75%	8.7%	7%
SFBNEA	6,137	6,137	6,444	7,364	6,715	129%	19.8%	26%
SFBNWA	91	1,258	1,321	2,641	21	0%	4.0%	0%
SFBS	2,249	2,249	2,361	2,699	2,142	0%	7.2%	0%
SFBR	2,219	2,219	2,330	2,663	2,422	128%	7.1%	9%
SFBED	3,207	3,207	3,367	3,848	2,564	0%	10.3%	0%
SFBHS	1,408	1,408	1,478	1,690	1,475	98%	4.5%	4%
Total Performance Pct.								84%

The 2012 results for this factor were 84% of Target. Applying the 15% weighting factor for this component, the participants are entitled to an EIP benefit of 13% of the targeted benefit based upon the affiliate performance component.

The asset quality component is based upon specified criteria that the NCCGC has identified as significant in assessing the Company's asset quality.  The specified criteria or the relative weighting of the criteria may change from time to time.  For 2012, the NCCGC identified three subcomponents of the asset quality component, control of past due loans (5%), control of non-performing assets (10%), and control of classified loans (10%).  The asset quality component is based upon the Company's traditional loan portfolio and does not include any loans or assets acquired from the FDIC in FDIC assisted transactions.  The asset quality component is allocated 25% of the participant's Target EIP benefit, with each subcomponent having the allocation of the participants' Target EIP benefit as indicated above.

The performance points for the three subcomponents of the asset quality component, control of loans past due over 30 days but less than 90 days (excluding credit cards and student loans), control of non-performing assets and control of classified loans, are based upon internal goals and criteria. For the EIP computation non-performing assets includes non-accrual loans (excluding student loans) and other real estate owned. The Company, in monitoring its asset quality, has developed an internal system of grading loans to assess the likelihood of repayment based upon the financial strength of the borrower and guarantors, value of the collateral and other relevant factors.  The loan grading system has eight categories, the top four categories are for performing loans with no more than an insignificant risk of non-payment.  The bottom four categories, criticized, substandard, doubtful and loss, contain loans that the Company has determined have more than an insignificant risk of non-payment.  Loans in these bottom four categories are referred to as classified loans.  The following table sets forth certain information concerning the asset quality performance factor:

Asset Quality Component

Criteria	Weighting Factor	Threshold (50%)	Target (100%)	Maximum (200%)	2012 Actual	Payout Percentage
Loan Past Due <89 days	5%	1.20%	0.85%	0.00%	0.43%	7.45%
Non-performing Assets	10%	1.25%	0.90%	0.00%	0.89%	10.10%
Classified Loans	10%	25.00%	22.00%	0.00%	14.04%	13.60%
Total Payout Pct. - AQ Component						31.15%

The other strategic initiatives component is based upon specified criteria that the NCCGC has identified as significant considering the Company's short-term business plan and implementation strategies.  The specified criteria or the relative weighting of the criteria may change from time to time.  For 2012, the NCCGC identified loan growth as the criteria.  The other strategic initiatives component is allocated 10% of the participant's Target EIP benefit.

The loan growth measure is based upon the average balance of outstanding loans (excluding student loans) of the Company.  The average outstanding loan balance during 2011 was $1,597,238,000. The Threshold required 1% growth in the average loan balance during 2012 or, an increase in the average loan balance to $1,613,210,380, the Target required 3% growth or an increase to $1,645,155,140 and the Maximum was set at 5% growth or an increase to $1,677,099,900.  The average outstanding loan balance during 2012 was $1,555,549,000.  The 2012 results did not satisfy the Threshold, so no participant received any EIP benefit for the strategic initiatives component.

The discretionary component is determined by the NCCGC based upon criteria the NCCGC has identified as significant considering the Company's business plan and implementation strategies.  The specified criteria or the relative weighting of the criteria may change from time to time.  For 2012, approximately five general job responsibilities of each participant in the EIP were identified.   In the case of the CEO, these responsibilities were specified by the NCCGC, while in the case of the other participants, these responsibilities were identified by the NCCGC with the assistance of the CEO and the Human Resources Group. The NCCGC determined that the performance of the named executive officers within the performance criteria was substantially at or above the expectations that the NCCGC had established as a Target for criteria within the discretionary component.   The following table sets forth certain information concerning the discretionary component:

	Participant	Component	Award - %
	Performance	Weighting	of Targeted
Name	Level	Factor	Benefit
J. Thomas May	140%	25%	35%
Robert A. Fehlman	188%	25%	47%
David L. Bartlett	160%	25%	40%
Marty D. Casteel	180%	25%	45%
Robert C. Dill	88%	25%	22%

In addition to the performance based components discussed above, the EIP has several qualifying criteria that must be satisfied annually in order for any participant to qualify for benefits under the EIP. The failure to satisfy any one of the qualifying criteria will prevent the participant from earning any EIP benefit to which he or she would have been entitled based upon the EIP components discussed above.  The first two qualifying criteria are the Company's return on tangible assets must exceed 0.50% and the Company's non-performing assets must be less than 2.50% of total assets.  The third and fourth qualifying criteria are based upon ratings granted pursuant to confidential regulatory examinations.  The fifth qualifying criterion requires the participant to have a satisfactory individual performance rating. Further, the benefit payable under the earnings per share component is limited to the Target benefit unless the Company has a return on tangible assets in excess of 1.00%.  The Company satisfied the first four qualifying criteria in 2012 and each of the named executive officers had at least a satisfactory individual performance rating for 2012, so all qualifying criteria were satisfied.  However the Company did not have a return on tangible assets in excess of 1.00% so the earnings per share component was subject to a limitation of 100% of the target benefit allocated to that component.  Accordingly, the earnings per share component was limited to 25% of the Target benefit for each participant.

In summary, the NCCGC determined that for 2012 the Company did satisfy the qualifying criteria, the earnings per share component, the affiliate performance component, the asset quality component and the criteria established for the discretionary component.  The EIP payments to the named executive officers for 2012 were within a range from 91% to 116% of the Target EIP award amounts. The following table sets forth a summary of the EIP payments and their components.

					Targeted	Targeted
		Weighting	Targeted	Performance	Benefit	Benefit
		Factor	Benefit	Level	Earned	Earned
Name	Component	(%)	($)	(%)	(%)	($)
J. Thomas May	Earnings per share	25%	93,469	100%	25.00%	$93,469
	Affiliate Performance	15%	56,081	84%	12.60%	47,108
	AQ - Past Dues	5%	18,694	149%	7.45%	27,854
	AQ - Non-Perf. Loans	10%	37,388	101%	10.10%	37,762
	AQ - Classified Assets	10%	37,387	136%	13.60%	50,846
	Loan Growth	10%	37,387	0%	0.00%	0
	Discretionary	25%	93,469	140%	35.00%	130,856
	Total	100%	$373,875		103.75%	$387,895

Robert A. Fehlman	Earnings per share	25%	$24,891	100%	25.00%	$24,891
	Affiliate Performance	15%	14,934	84%	12.60%	12,545
	AQ - Past Dues	5%	4,978	149%	7.45%	7,417
	AQ - Non-Perf. Loans	10%	9,956	101%	10.10%	10,056
	AQ - Classified Assets	10%	9,956	136%	13.60%	13,540
	Loan Growth	10%	9,956	0%	0.00%	0
	Discretionary	25%	24,892	188%	47.00%	46,795
	Total	100%	$99,563		115.75%	$115,244

David L. Bartlett	Earnings per share	25%	$38,250	100%	25.00%	$38,250
	Affiliate Performance	15%	22,950	84%	12.60%	19,278
	AQ - Past Dues	5%	7,650	149%	7.45%	11,399
	AQ - Non-Perf. Loans	10%	15,300	101%	10.10%	15,453
	AQ - Classified Assets	10%	15,300	136%	13.60%	20,808
	Loan Growth	10%	15,300	0%	0.00%	0
	Discretionary	25%	38,250	160%	40.00%	61,200
	Total	100%	$153,000		108.75%	$166,388
Marty D. Casteel	Earnings per share	25%	$24,891	100%	25.00%	$24,891
	Affiliate Performance	15%	14,934	84%	12.60%	12,545
	AQ - Past Dues	5%	4,978	149%	7.45%	7,417
	AQ - Non-Perf. Loans	10%	9,956	101%	10.10%	10,056
	AQ - Classified Assets	10%	9,956	136%	13.60%	13,540
	Loan Growth	10%	9,956	0%	0.00%	0
	Discretionary	25%	24,892	180%	45.00%	44,804
	Total	100%	$99,563		113.75%	$113,253

Robert C. Dill	Earnings per share	25%	$13,062	100%	25.00%	$13,062
	Affiliate Performance	15%	7,838	84%	12.60%	6,584
	AQ - Past Dues	5%	2,613	149%	7.45%	3,893
	AQ - Non-Perf. Loans	10%	5,225	101%	10.10%	5,277
	AQ - Classified Assets	10%	5,225	136%	13.60%	7,106
	Loan Growth	10%	5,225		0.00%	0
	Discretionary	25%	13,062	88%	22.00%	11,496
	Total	100%	$52,250		90.75%	$47,418

For 2013, the NCCGC has revised the EIP to more closely correspond to the job responsibilities of the EIP Participants.   One new asset quality subcomponent and six new strategic initiatives subcomponents within the asset quality and strategic initiatives components, respectively, were added.  The EIP components and subcomponents which are applicable to a participant and the weighting of those components and subcomponents have been revised to emphasize components and subcomponents that are more closely affected by the participant's job responsibilities.  For the named executive officers, the weighting of the EIP components will vary among the individual officers.  The range of the weighting of the EIP components for 2013 is as follows:

Component	Weighting Range
Earnings per Share Growth	10% - 20%
Affiliate Performance	15% - 25%
Asset Quality	10% - 20%
Strategic Initiative	20% - 30%
Discretionary	25%

 The initial criteria set forth for the discretionary component will focus on criteria related to the individual participant's job performance, including job responsibilities related to evaluation, preparation and implementation of FDIC assisted transactions or traditional acquisitions, and planning and assimilation of the recently acquired banking operations and such other criteria as may be determined by the NCCGC.

3.    Equity Incentives

Historically, the Company has made stock option and restricted stock awards to executives of the Company and its subsidiary banks.  These awards are generally granted once a year, although in special circumstances additional grants may be made.  These awards are used to create a common economic interest among executives and shareholders and to recruit and retain qualified executives.  The Company's stock options generally have an exercise price equal to the closing price of the Company's stock on the day prior to the date of grant, a ten year term and vest in equal installments over five years after the date of grant.  The Company's restricted stock grants generally do not require any payment from the participant and vest in equal installments over five years after the date of grant, although vesting may be over a shorter period where the participant is nearing retirement. On several occasions in the past, the NCCGC has chosen to grant non-qualified stock options when under the specific circumstances the desired grants would not qualify as incentive stock options or the NCCGC determined that stock appreciation rights should be granted with the options.  Historically, the NCCGC has utilized incentive stock options for most executives, but due to recent changes in the accounting rules regarding stock-based compensation and the recent turmoil in the banking industry, the Company decided in 2009 to de-emphasize stock options and increase the use of restricted stock in making future grants.   The restricted stock granted in 2012, the outstanding option grants and unvested restricted stock grants from prior years are reflected in the tables below.

During 2012, the restricted stock grants were made under the Simmons First National Corporation Executive Stock Incentive Plan - 2010, which is administered by the NCCGC.  Under this plan, the Company is authorized to grant incentive stock options, non-qualified stock options, stock appreciation rights and restricted stock.  No stock options or stock appreciation rights were granted in 2012.

The level of equity incentive compensation that an executive will receive is a function of four variables:

●	the executive's level of participation;
●	the goals set for the Company;
●	the payout amounts established by the NCCGC which correspond to Threshold, Target and Maximum levels of performance; and
●	the NCCGC's determination of the extent to which the goals were met.

Based upon the recommendation of the Company's compensation consultant, the NCCGC began utilizing performance based restricted stock grants in 2009.  The performance grants are based upon the Company's prior year's performance, hence the 2012 grants were based upon the Company's performance during 2011.  In February, 2011, and February, 2012, the NCCGC established a target payout for equity incentives for the participants in the Company's Executive Stock Incentive Plan - 2010, including the named executive officers for grants to be made in the 2012 and 2013, respectively.  The table below sets forth the targeted restricted stock incentive for the named executive officers for 2012 and 2013.

	2012	2012	2013	2013
	Targeted	Targeted	Targeted	Targeted
	Equity	Equity	Equity	Equity
	Incentive	Incentive	Incentive	Incentive
Executive Name & Title	(% of Salary)	($)	(% of Salary)	($)
J. Thomas May, CEO	45%	$219,879	45%	$224,325
Robert A. Fehlman, CFO	30%	75,464	30%	79,650
David L. Bartlett, President & CBO	35%	113,499	35%	119,000
Marty D. Casteel, EVP	30%	75,464	30%	79,650
Robert C. Dill, EVP	20%	36,963	20%	38,000

For grants to be made in 2012, the NCCGC based the performance grants upon three components of the Company's financial performance during 2011, return on tangible assets, revenue growth and core deposit growth.  For grants to be made in 2013, the NCCGC based the performance grants upon three components of the Company's financial performance during 2012, return on tangible assets, revenue growth and non-performing assets plus a fourth discretionary component..  The components are weighted to emphasize the current strategic focus of the Company.  The NCCGC sets Threshold, Target and Maximum performance levels for each component which if satisfied will entitle the participant to 50%, 100% and 150%, respectively, of the participant's targeted benefit attributable to that component. Each participant is entitled to 25% of the Participant's target benefit, regardless of whether the Company satisfies any performance point for any of the components.  The Company's performance at the Threshold level for a component entitles the participant to 50% of the Participant's target benefit times the weighting factor for such component.   The Company's performance at the Target level for a component entitles the participant to 100% of the Participant's target benefit times the weighting factor for such component.  The Company's performance at the Maximum level entitles the participant to 150% of the Participant's target benefit times the weighting factor for such component.  Performance in excess of the Maximum does not entitle the participant to a benefit in excess of the maximum target benefit times the weighting of that component. The participant's individual performance will govern the Discretionary component utilizing the same Threshold (50%), Target (100%) and Maximum (150%) performance points.   If the performance with respect to any component is in excess of the Threshold and less than the Maximum, then the participant's entitlement is a prorated percentage computed based upon the Company's actual performance in proportion to the closest performance points for that component.

The performance points for the grants were set based upon the two year average, e.g., 2011 and 2010 for 2012 grants, of the selected financial components of the peer group.  For the return on tangible assets component, the Threshold, Target and Maximum benefit levels were set at the 50th percentile, 75th percentile and 90th percentile, respectively, of the peer group for return on assets. Since the return on tangible assets is not as widely reported or as readily available for the peer group, the NCCGC has determined that the use of return on assets from the peer group is an appropriate performance criterion for testing the Company's return on tangible assets.  For the revenue growth and non-performing assets components, the Threshold, Target and Maximum benefit levels were set at the 25th percentile, 50th percentile and 75th percentile, respectively, of the peer group for the specified component.  For the grants to be made in 2013, the NCCGC chose to determine performance points for the revenue growth component from the broader peer group, as described under Peer Comparison above, rather than the regular peer group because of the distortion of the available data for revenue growth from the regular peer group due to significant merger and acquisition activity by substantial number of the peer group members.   The NCCGC will look at the individual participant's performance in the following areas for considering the discretionary component: managing capital, mergers and acquisition (FDIC assisted and traditional), managing liquidity, total return to shareholders through stock price appreciation and dividends and other factors determined by the NCCGC.  The NCCGC will determine which of the foregoing factors are applicable to an individual participant based upon his or her duties and evaluate each participant's performance within the applicable criteria.

The performance points and actual performance on the components for the equity incentives for the years 2011 and 2012, which affect restricted stock grants in 2012 and 2013, respectively, are set forth in the table below.

Equity Incentives

	Performance		Grant	Threshold	Target	Maximum
Component	Weight	Year	Year	(50%)	(100%)	(150%)	Actual
Return on Tangible Assets	35%	2011	2012	0.62%	0.96%	1.24%	0.79%
Revenue Growth	40%	2011	2012	0.35%	3.55%	8.04%	1.82%
Core Deposit Growth	25%	2011	2012	4.92%	7.99%	12.24%	7.45%

Return on Tangible Assets	25%	2012	2013	0.67%	1.15%	1.59%	0.83%
Revenue Growth	25%	2012	2013	-0.64%	3.02%	10.64%	-1.61%
Non-Performing Assets	25%	2012	2013	2.27%	1.66%	1.15%	0.89%
Discretionary	25%	2012	2013	*	*	*	*
______________________
* Based upon individual participant performance criteria

The performance of the Company during 2011 satisfied at least the threshold for all components, producing an aggregate benefit entitlement of 78% of the target benefit, consisting of 26% of the targeted benefit for the return on tangible assets component, 29% of the targeted benefit for the revenue growth component and 23% of the targeted benefit for the core deposit growth component.    Based upon the Company's performance in 2011, the participants were granted restricted stock in February, 2012 in an amount equal to 78% of each participant's target benefit.

The performance of the Company during 2012 satisfied at least the threshold for the return on tangible assets and non-performing assets components, producing a benefit entitlement of 17% of the targeted benefit for the return on tangible assets component, and 38% of the targeted benefit for the non-performing assets component.    Based upon the Company's performance in 2012, the participants were entitled to restricted stock in the 2013 grants in an amount equal to the sum of 55% of each participant's target benefit based upon the Company performance factors, plus the amount, if any, of the Discretionary component to which the NCCGC determined each participant earned.

The equity incentive benefit to which a participant is entitled is granted in February of the following calendar year, by the granting of a number of restricted shares of SFNC stock equal to the amount of the earned equity incentive divided by the closing price of SFNC stock on the day prior to the grant.  Generally, the restricted shares so granted vest 20% per year at the end of each of the next five years, although the vesting may be over a shorter period where the participant is nearing retirement. The awards granted in 2013 will be reported in next year's proxy statement with other executive compensation data for 2013.

In addition to the performance based restricted stock grants, the NCCGC periodically utilizes restricted stock grants in connection with hiring or promoting executives within the Company.  In 2012, Marty D. Casteel was granted 2,000 shares of restricted stock in connection with his promotion to Chairman and Chief Executive Officer of Simmons First National Bank.

Please refer to the section below, "Other Guidelines and Procedures Affecting Executive Compensation" for additional information regarding the Company's practices when granting stock options and restricted stock.

4.    Benefits

A.    Profit Sharing and Employee Stock Ownership Plan

The Company offers a combination profit sharing and employee stock ownership plan.  This plan is open to substantially all of the employees of the Company including the named executive officers.  The plan and the contributions to the plan provide for retirement benefits to employees and allow the employees of the Company to participate in the ownership of stock in the Company.

The plan is funded solely by Company contributions which are divided between the profit sharing plan component and the employee stock ownership plan component.  Contributions in the profit sharing plan are invested by the Simmons First Trust Company, N.A., an affiliate of the Company, in marketable securities, while contributions to the employee stock ownership plan component are invested in the stock of the Company.  The Company targets a contribution of approximately 5.5% of the eligible earnings of the participants in this plan and annually specifies the allocation of the contribution between the profit sharing plan and the employee stock ownership plan components.

B.    401(k) Plan

The Company offers a qualified 401(k) Plan in which it makes matching contributions to encourage employees to save money for their retirement.  This plan, and the contributions to it, enhance the range of benefits offered to executives and enhance the Company's ability to attract and retain employees.  Under the terms of the 401(k) Plan, employees may defer a portion of their eligible pay, up to the maximum allowed by I.R.S. regulation, and the Company matches 25% of the first 6% of compensation for a total match of 1.5% of eligible pay for each participant who defers 6% or more of his or her eligible pay.

C.    Perquisites and Other Benefits

Perquisites and other benefits represent a small part of the overall compensation package, and are offered only after consideration of business need.  The NCCGC annually reviews the perquisites and other personal benefits that are provided to senior management.  The primary perquisites are automobile allowances, personal use of company automobiles, club memberships and certain relocation and moving expenses.  The NCCGC believes that allowing the reasonable personal use of a company owned automobile provided for an executive is incidental to the performance of his or her duties and causes minimal additional cost to the Company.  Likewise, the granting of an automobile allowance to an executive provides a means of transportation for the executive in performing his executive duties and benefits the Company.  The Company sponsors the membership in golf or social clubs for certain officers, including the named executive officers, who have responsibility for the entertainment of clients and prospective clients.

D.    Post-Termination Compensation

Deferred Compensation Arrangements   In 2012, the Company maintained four non-qualified deferred compensation arrangements designed to provide supplemental retirement pay from the Company to four executives, Messrs. May, Bartlett, Fehlman and Casteel.  The Deferred Compensation Agreements for Messrs. May, Fehlman and Casteel and the Executive Salary Continuation Agreement for Mr. Bartlett are non-qualified defined benefit type plans. The Company bears the entire cost of benefits under these plans.

The plan for Mr. Bartlett was assumed in the merger with Alliance Bancorporation, Inc. in 2004.  This plan is frozen and of the named executive officers, only Mr. Bartlett has a benefit payable from this plan.  His benefit is fully vested and based on his service prior to 2004.

The Company provides retirement benefits in order to attract and retain executives.  The amounts payable to the participants under these plans are determined by each plan's benefit formula, which is described in the section below "Pension Benefits Table."

Change in Control Agreements  The Company has entered into Change in Control Agreements ("CIC Agreements") with members of senior management of the Company and its subsidiary banks, including each of the named executive officers.  Except for these CIC Agreements, and a general severance policy, none of the named executive officers has an employment agreement which requires the Company to pay their salary for any period of time.  The Company entered into the CIC Agreements because the banking industry has been consolidating for a number of years and it does not want its executives distracted by a rumored or actual change in control.  Further, if a change in control should occur, the Company wants its executives to be focused on the business of the organization and the interests of shareholders.  In addition, it is important that the executives can react neutrally to a potential change in control and not be influenced by personal financial concerns.  The Company believes the CIC Agreements are consistent with market practice and assist the Company in retaining its executive talent.  The level of benefits for the named executive officers ranges from one to two times certain elements of their compensation which the NCCGC believes is competitive with the banking industry as a whole and specifically with the designated peer group.

Upon a change in control, followed by a termination of the executive's employment by the Company without "Cause" or by the executive after a "Trigger Event," the CIC Agreements require the Company to pay or provide the following to the executive:

●
a lump sum payment equal to one or two times the sum of the executive's base salary (the highest amount in effect anytime during the twelve months preceding the executive's termination date) and the executive's incentive compensation (calculated as the higher of the target EIP for the year of termination or the average of the executive's last two years of EIP awards);

●	up to three years of additional coverage under the Company's health, dental, life and long-term disability plans; and

●
a payment to reimburse the executive, in the case of Messrs. May, Fehlman, Bartlett and Casteel, for any excise taxes on severance benefits that are considered excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code plus income and employment taxes on such tax gross up as well as interest and penalties imposed by the IRS.

In addition, upon a change in control, all outstanding stock options vest immediately and all restrictions on restricted stock lapse.  Further, upon a change in control, the requirement under the deferred compensation plans for Messrs. Fehlman and Casteel that the participant remain employed until age 65 (age 67 in the case of Mr. Casteel) is deleted and the benefit is immediately vested.  A change in control does not affect Mr. May's benefit under the May Plan or Mr. Bartlett's benefit under the Bartlett Plan, since they are currently fully vested.

The Company believes that CIC Agreements should encourage retention of the executives during the negotiation and following a change in control transaction, compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive's personal wealth.  Therefore, the CIC Agreements, except in the case of Mr. May, require that there be both a change in control and an involuntary termination without "Cause" or a voluntary termination within six months after a "Trigger Event" which is often referred to as a "double-trigger." The double-trigger ensures that the Company will become obligated to make payments under the CIC Agreements only if the executive is actually or constructively discharged as a result of the change in control.  However, the NCCGC has determined that in the case of Mr. May, a single trigger CIC Agreement is appropriate.  Within twelve months following a change in control, Mr. May is permitted to request payment of his termination compensation under his CIC Agreement without either an involuntary termination or a termination following a Trigger Event.

After a review of the existing CIC Agreements during 2011, the NCCGC adopted a policy not to approve any new CIC Agreements containing a single trigger or a tax gross-up feature or any amendments to existing CIC Agreements to implement a single trigger or tax gross-up feature.  The NCCGC reviews the general elements and salary structure of the Company's compensation plan annually and makes adjustments to ensure that it is consistent with its compensation philosophies, Company and personal performance, current market practices, assigned duties and responsibilities and inflation.

Executive Retention Programs

The Company adopted the Simmons First National Corporation Executive Retention Program on January 25, 2010.  The program is intended to assist the Company in retaining its existing executive management during and immediately following the executive transition surrounding the anticipated retirement of J. Thomas May, Chairman and Chief Executive Officer, at the end of 2013.  The participants in the program are David L. Bartlett, Robert A. Fehlman and Marty D. Casteel.  The program consists of cash payments ($175,000 for Mr. Bartlett and $125,000 for Messrs. Fehlman and Casteel) and restricted stock grants under the Company's existing executive equity incentive plans.  The program requires the participants to remain in the employ of the Company until the specified vesting date,  subject to the earlier vesting due to death, disability, change in control of the Company or involuntary termination of employment without cause.   The restricted stock grants under the program were made on January 25, 2010, and will vest on December 31, 2015.  The cash payments will vest on December 31, 2015 and be payable in January, 2016.

The Company adopted Simmons First National Corporation Executive Retention Program – 2012 on November 26, 2012. The 2012 program consisted of cash payments ($125,000 for Mr. Bartlett and $25,000 for Messrs. Fehlman and Casteel) and restricted stock grants (4,929 shares for Mr. Bartlett and 989 shares for Messrs. Fehlman and Casteel) under the Company's existing executive equity incentive plans.  The 2012 program requires the participants to remain in the employ of the Company until the specified vesting dates,  subject to the earlier vesting due to death, disability, change in control of the Company or involuntary termination of employment without cause. The restricted stock grants under the program were made on January 2, 2013, and will vest in two equal installments on December 31, 2016 and December 31, 2017.  The cash payments will vest in two equal installments on December 31, 2016 and December 31, 2107 and will be payable in January, 2017 and January, 2018, respectively.

Other Guidelines and Procedures Affecting Executive Compensation

Stock-Based Compensation Procedures Regarding NCCGC and Board Approval  The Board of Directors approves all grants of stock-based compensation to the executives.  Any proposed grants to the CEO are originated and approved by the NCCGC and then submitted to the Board of Directors for approval.  Grants to the CEO may or may not occur simultaneously with grants to other executives.  Prospective grants of stock-based compensation to other executives are proposed to the NCCGC by the CEO.  The NCCGC considers, modifies, if necessary, and acts upon the proposed grants.  If approved, the proposed grants are then submitted to the Board of Directors for consideration and approval.

Stock-Based Compensation Procedures Regarding Timing and Pricing of Awards  The Company's policy is to make grants of stock options only at current market prices.  The exercise price of stock options is set at the closing stock price on the day prior to the date of grant.  The Company has elected to use the prior day's closing price to provide certainty in the designation of the option price upon the date the Board approves the grant.  The Company does not grant "in-the-money" options or options with exercise prices below market value on the day prior to date of grant.  The Company's policy is to consider grants at scheduled meetings of the NCCGC and refer recommended grants to the Board of Directors for approval, and such grants are either effective on the Board approval date or a specified future date. Historically, the Company has made the majority of such grants on the date of the May meeting of the Board of Directors. Beginning with the 2009 grants which were based upon the Company's results for the prior year under specified performance measures, the NCCGC has recommended and the Board has approved such grants in February. The Company may make grants at other times throughout the year, upon due approval of the NCCGC and the Board, in connection with grants to the CEO or to other executives in exceptional circumstances, such as the hiring, promotion or retention of an executive officer or in connection with an acquisition transaction.

The Company attempts to schedule restricted stock award and stock option grants at times when the market is not influenced by scheduled releases of information.  The Company does not time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation.

Historically, the Company chose the May meeting of its Board of Directors because it was the first meeting of the Board of Directors after the annual meeting of shareholders at which the stock compensation plans were approved.  Prior to 2009, the Company had generally continued to follow this schedule regardless of whether stock compensation plans were being presented for approval at the annual shareholders meeting.  With the introduction of performance based grants in 2009, the Company has moved the date of the grants to the first quarter of the year.  Since the performance grants are based upon a formula related to the prior year's performance, the determination of the amount of the proposed grants can be completed when the financial results for the prior year are completed.  Accordingly, the Company has determined that the approval and issuance of the grants for the current year based upon last year's performance should be addressed in the first quarter, during the period when the performance goals for the current year are being set.  The grants are made at a time when the Company's financial results have already become public, and there is little potential for abuse of material, non-public information in connection with restricted stock or option grants.  The influence of the Company's disclosures of non-public information on the exercise price of these stock-based incentives is minimized by utilizing NCCGC and/or Board meeting dates as grant dates and by setting the vesting period at one year or longer.  The Company follows the same procedures regarding the timing of grants to its executive officers as it does for all other participants.

Role of Executive Officers in Determining Executive Compensation  The NCCGC oversees the administration of executive compensation plans, including the design, performance measures and award opportunities for the executive incentive programs, and certain employee benefits, subject to final action by the Board of Directors in certain cases.  The Board of Directors, upon approval and recommendation from the NCCGC, determines and approves all compensation and awards to the CEO and other executives.  The NCCGC reviews the performance and compensation of the CEO.  The CEO reviews the performance and compensation of the other executive officers, including the other named executive officers, and reports any significant issues or deficiencies to the NCCGC.  The members of the Company's Human Resources Group assist in such reviews.  The CEO and the Human Resources Group, at least annually, review the unified compensation classification program of the Company which determines the compensation of all salaried employees of the Company and its affiliates, including other executives and reports the results of that review to the NCCGC.  The Company's compensation program is based in part on market data provided by the compensation consultant.  Executive officers do not otherwise determine or make recommendations regarding the amount or form of executive or director compensation.

Adjustments to Incentive Compensation as a Result of Financial Inaccuracies   The NCCGC's policy is to recover improper amounts related to past awards in the event material inaccuracies are found in the Company's financial results.  Under the clawback provisions in the cash incentive plans, the NCCGC will seek recovery of any sums improperly paid as a bonus or incentive payments made to an executive on the basis of having met or exceeded performance targets during a period in which material inaccuracies of financial results are discovered.

Share Ownership Guidelines  The Company encourages directors and executive officers to be shareholders.  The Company believes that share ownership by directors and executives is a contributing factor to enhanced long-term corporate performance.  Although the directors and executive officers already have an equity stake in the Company (as reflected in the beneficial ownership information contained in this Proxy Statement), the Company has adopted share ownership policies for directors and for officers that participate in the Company's equity compensation plans.

Members of the Board of Directors are required to own at least 1,500 shares of the Company's common stock.  Directors are not required to purchase shares to reach this guideline but are restricted from liquidating shares received as stock options or restricted stock until the ownership guideline is satisfied.  After satisfaction of the ownership guideline, a Director may not liquidate shares received pursuant to a stock option or restricted stock grant until three (3) years after the grant date.

Executive officers of the Company that participate in the Company's equity compensation plans are subject to minimum stock ownership requirements.  The CEO is required to own 7,500 shares of the Company's common stock, the other named executive officers are required to own 1,000 shares and all other officers participating in the equity compensation plans are required to own 500 shares. The officers are not required to purchase shares to reach this guideline but are restricted from liquidating shares received as stock options or restricted stock until the ownership guideline is satisfied.  After satisfaction of the ownership guideline, an officer may not liquidate shares received pursuant to a stock option or restricted stock grant until three (3) years after the grant date.

Tax Considerations

It has been and continues to be the NCCGC's intent that all non-equity incentive payments be deductible unless maintaining such deductibility would undermine the Company's ability to meet its primary compensation objectives or would otherwise not be in the Company's best interest.  The Company also regularly analyzes the tax effects of various forms of compensation and the potential for excise taxes to be imposed on the executive officers which might have the effect of frustrating the goals of such compensation.  The following provisions of the Internal Revenue Code of 1986 ("Code") have been considered.

Section 162(m)  Section 162(m) of the Code, as amended, provides that compensation in excess of $1 million paid for any year to a corporation's chief executive officer and the four other highest paid executive officers at the end of such year will not be deductible for federal income tax purposes unless: (1) the compensation qualifies as "performance-based compensation," and  (2) the company advised its shareholders of, and the shareholders have approved, the material terms of the performance goals under which such compensation is paid.

Sections 280G and 4999  The Company provides the named executive officers with change in control agreements.  Certain of the change in control agreements provide for tax protection in the form of a gross up payment to reimburse the executive for any excise tax under Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement.  Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an "excess parachute payment" and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change in control.  A payment as a result of a change in control must exceed three times the executive's base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive's base amount.  The intent of the tax gross-up is to provide a benefit without a tax penalty to the executives who are displaced in the event of a change in control.  The Company believes the provision of tax protection for excess parachute payments for certain of its executive officers is consistent with the historic market practice within the banking industry, is a valuable incentive in retaining executives and is consistent with the objectives of the Company's overall executive compensation program.

Section 409A  Amounts deferred under the non-qualified deferred compensation programs after December 31, 2004 are subject to Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts and the ability to change the form and timing of payments initially established.  Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty.  The Company has made amendments to its compensation plans to comply with Section 409A and continues to operate the plans in good faith compliance with Section 409A and the regulations thereunder.

 Summary

In summary, the Company believes this mix of salary, formula based cash incentives for short-term performance and the stock-based compensation motivates the Company's management team to produce strong returns for shareholders. Further, in the view of the NCCGC, the overall compensation program appropriately balances the interests and needs of the Company in operating its business with appropriate employee rewards based on enhancing shareholder value.

Report of the NCCGC on the Compensation Discussion and Analysis

The NCCGC reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management.  Based on such review and discussion, the NCCGC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Submitted by the Nominating, Compensation and Corporate Governance Committee of the Board of Directors.

Steven A. Cossé, Chairman	William E. Clark, II	Edward Drilling	Sharon Gaber

Eugene Hunt	W. Scott McGeorge	Harry L. Ryburn	Robert L. Shoptaw

RELATIONSHIP OF COMPENSATION POLICIES AND PRACTICES TO RISK MANAGEMENT

The Company intends that total compensation and each of its components, including base salary, bonus, incentive compensation (if applicable), retirement and other benefits should be market competitive and consistent with the Company's performance goals. The Company seeks to attract, retain, develop and reward high performing associates who are committed to the Company's success. Base salaries are set based upon the job classification and incentive compensation (if applicable) is based on Company and individual performance.

The Company has not identified any compensation practice or policy that presents risks that are reasonably likely to have a material adverse effect on the Company.  The Company strives to ensure that its compensation programs do not create inappropriate risks for the Company.  As a part of its general review of the Company's compensation programs, the NCCGC:

Reviews with management the Company's employee compensation plans to take all reasonable steps to identify and limit any unnecessary risks that these plans pose to the Company;

Reviews with management the compensation plans for the named executive officers and makes all reasonable efforts to ensure that these plans do not encourage the named executive officers to take unnecessary and excessive risks; and

Reviews the Company's compensation programs, with the assistance of its compensation consultant, to identify and revise any features in the compensation programs that would encourage the misstatement or manipulation of the Company's financial information or reported earnings to enhance employee compensation.

The reviews include consideration of risks in all compensation programs and factors designed to mitigate risks in such programs.  The Company has implemented "clawback" provisions in its cash incentive compensation programs, requiring any of the participants to repay any bonus or incentive compensation that was based upon statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

SUMMARY OF COMPENSATION AND OTHER PAYMENTS TO THE NAMED EXECUTIVE OFFICERS

Overview   The following sections provide a summary of cash and certain other amounts paid for the year ended December 31, 2012 to the named executive officers. Except where noted, the information in the Summary Compensation Table generally pertains to compensation to the named executive officers for the year ended December 31, 2012. The compensation disclosed below is presented in accordance with SEC regulations. According to those regulations, the Company is required in some cases to include:

•	amounts paid in previous years;

•	amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change in control of the Company;

•
amounts paid to the named executive officers which might not be considered "compensation" (for example, distributions of deferred compensation earned in prior years, and at-market earnings, dividends or interest on such amounts);

•
an assumed value for share-based compensation equal to the fair value of the grant as presumed under accounting regulations, even though such value presumes the option will not be forfeited or exercised before the end of its 10-year life, and even though the actual realization of cash from the award depends on whether the stock price appreciates above its price on the date of grant, whether the executive will continue his employment with the Company and when the executive chooses to exercise the option; and

•
the increase in present value of future pension payments, even though such increase is not cash compensation paid this year and even though the actual pension benefits will depend upon a number of factors, including when the executive retires, his compensation at retirement and in some cases the number of years the executive lives following his retirement.

Therefore, you are encouraged to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, you are encouraged to read this section in conjunction with the discussion above at "Compensation Discussion and Analysis."

2012 SUMMARY COMPENSATION TABLE

The following table provides information concerning the compensation of the named executive officers for 2010, 2011 and 2012, the most recently completed fiscal year. The column "Salary" discloses the amount of base salary paid to the named executive officer during each year. The column "Bonus" discloses cash amounts paid to named executive officers as discretionary bonuses.  In the columns "Stock Awards" and "Option Awards," SEC regulations require the disclosure of the award of stock or options at the grant date fair value measured in dollars and calculated in accordance with Accounting Standards Codification Topic 718, Compensation – Stock Compensation ("Topic 718").  For restricted stock, the Topic 718 fair value per share is the closing price of the stock on the last trading day preceding the date of grant. For stock options, the Topic 718 fair value per share is based on certain assumptions which are explained in footnote 12 to the Company's financial statements which are included in the annual report on Form 10-K.  The amounts shown in the Summary Compensation Table include the fair value of the option grant and restricted stock grants in the year of grant, without regard to any deferred vesting. Please also refer to the second table in this Proxy Statement, "Grants of Plan-Based Awards."

Restricted stock awards typically vest in equal installments over five years from the date of grant, but may utilize shorter vesting periods, particularly if the recipient is nearing retirement. Awards are conditioned on the participant's continued employment with the Company, but may have additional restrictions, including performance conditions. Restricted stock allows the participant to vote and receive dividends prior to vesting.

The column "Non-Equity Incentive Plan Compensation" discloses the dollar value of all earnings for services performed during the fiscal year pursuant to awards under non-equity incentive plans, including the EIP. Whether an award is included with respect to any particular fiscal year depends on whether the relevant performance measure was satisfied during the fiscal year. For example, the EIP awards are annual awards and the payments under those awards are made based upon the achievement of financial results measured as of December 31 of each fiscal year; accordingly, the amount reported for EIP corresponds to the fiscal year for which the award was earned even though such payment was made after the end of such fiscal year.

The column "Change in Pension Value and Nonqualified Deferred Compensation Earnings," discloses the sum of the dollar value of (1) the aggregate change in the actuarial present value of the named executive officers accumulated benefit under all defined benefit and actuarial pension plans (including supplemental plans) in effect during the indicated years; and (2) any above-market or preferential earnings on nonqualified deferred compensation, including on nonqualified defined contribution plans.  The annual increase in the present value of the benefits for the named executive officers under their deferred compensation plans are disclosed in this column.

The column "All Other Compensation" discloses the sum of the dollar value of:

•	perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000;
•	all "gross-ups" or other amounts reimbursed during the fiscal year for the payment of taxes;
•	amounts paid or which became due related to termination, severance or a change in control, if any;
•	the contributions to vested and unvested defined contribution plans; and
•	any life insurance premiums paid during the year for the benefit of a named executive officer.

SUMMARY COMPENSATION TABLE

Name	Year	Salary	Bonus	Stock	Option	Non-	Change in	All	Total
and		($)	($)	Awards	Awards	Equity	Pension	Other	($)
Principal				($)	($)	Incentive	Value and	Compen-
Position						Plan	Nonqualified	sation
						Compen-	Deferred	($) [a]
						Sation	Compensation
						($)	Earnings
							($)

J. Thomas May,	2012	$498,500	$0	$165,016	$0	$387,895	$143,003	$50,098	$1,244,512
Chief Executive	2011	$488,625	$0	$206,752	$0	$214,136	$87,009	$52,200	$1,048,722
Officer	2010	$481,400	$50,757	$453,567	$0	$267,714	$50,314	$45,385	$1,349,613

Robert A. Fehlman,	2012	$265,500	$10,000	$56,695	$0	$115,244	$39,349	$43,914	$530,702
Chief Financial	2011	$251,547	$0	$71,000	$0	$45,687	$19,202	$40,988	$428,424
Officer	2010	$242,408	$0	$216,742	$0	$73,883	$9,842	$37,849	$580,724

David L. Bartlett,	2012	$340,000	$0	$85,243	$0	$166,388	$46,068	$43,357	$681,056
President and Chief	2011	$324,283	$2,996	$106,784	$0	$70,676	$46,673	$36,149	$587,561
Banking Officer	2010	$318,311	$3,166	$325,191	$0	$114,296	$43,296	$35,238	$839,498

Marty D. Casteel,	2012	$265,500	$10,000	$108,555	$0	$113,253	$62,733	$40,481	$600,522
Executive Vice	2011	$251,547	$0	$71,000	$0	$44,743	$51,934	$39,112	$458,066
President,	2010	$242,408	$0	$216,742	$0	$73,883	$38,940	$36,763	$608,736
Administration

Robert C. Dill,	2012	$190,000	$0	$27,747	$0	$47,418	$0	$35,555	$300,720
Executive Vice	2011	$184,815	$0	$34,790	$0	$22,075	$0	$33,571	$275,251
President	2010	$181,412	$0	$49,759	$0	$34,800	$0	$31,061	$297,032
_____________________

[a] This category includes perquisites and other benefits: For 2012 – for Mr. May, contribution to the ESOP, $14,115, the Company's matching contribution to the 401(k) Plan, $3,750, use of Company automobile, $3,220, life insurance premiums, $8,799, country club dues, $4,120 and dividends paid on unvested restricted shares, $16,094; for Mr. Fehlman, contribution to the ESOP, $14,115, the Company's matching contribution to the 401(k) Plan, $3,750, country club dues, $8,053, automobile allowance, $6,000, life insurance premiums, $1,200 and dividends paid on unvested restricted shares, $10,796; for Mr. Bartlett, contribution to the ESOP, $14,115, country club dues, $7,084, personal use of company automobile, $1,330, life insurance premiums, $4,209 and dividends paid on unvested restricted shares, $16,619; for Mr. Casteel, contribution to the ESOP, $14,115, the Company's matching contribution to the 401(k) Plan, $3,750, automobile allowance, $6,000, country club dues, $4,018, life insurance premiums, $1,736 and dividends paid on unvested restricted shares, $10,862; for Mr. Dill, contribution to the ESOP, $13,758, the Company's matching contribution to the 401(k) Plan, $3,651, automobile allowance, $6,000, country club dues, $5,215, life insurance premiums, $3,763 and dividends paid on unvested restricted shares, $3,168.For 2011 - for Mr. May, contribution to the ESOP, $14,492, the Company's matching contribution to the '401(k) Plan, $3,675, use of Company automobile, $5,334, life insurance premiums, $10,761, country club dues, $4,369 and dividends paid on unvested restricted shares, $13,569; for Mr. Fehlman, contribution to the ESOP, $14,492, the Company's matching contribution to the '401(k) Plan, $3,675, country club dues, $7,476, automobile allowance, $6,000, life insurance premiums, $1,523 and dividends paid on unvested restricted shares, $7,822; for Mr. Bartlett, contribution to the ESOP, $14,492, country club dues, $6,536, personal use of company automobile, $1,157, life insurance premiums, $4,917 and dividends paid on unvested restricted shares, $9,047; for Mr. Casteel, contribution to the ESOP, $14,492, the Company's matching contribution to the '401(k) Plan, $3,675, automobile allowance, $6,000, country club dues, $3,880, life insurance premiums, $3,274 and dividends paid on unvested restricted shares, $7,791; for Mr. Dill, contribution to the ESOP, $14,492, the Company's matching contribution to the '401(k) Plan, $3,239, automobile allowance, $6,000, country club dues, $2,264, life insurance premiums, $5,350 and dividends paid on unvested restricted shares, $2,226.  For 2010 - for Mr. May, contribution to the ESOP, $13,632, the Company's matching contribution to the '401(k) Plan, $3,675, use of Company automobile, $1,592, life insurance premiums, $8,496, country club dues, $5,126 and dividends paid on unvested restricted shares, $12,863; for Mr. Fehlman, contribution to the ESOP, $13,632, the Company's matching contribution to the '401(k) Plan, $3,675, country club dues, $7,140, automobile allowance, $6,000, life insurance premiums, $1,448 and dividends paid on unvested restricted shares, $5,954; for Mr. Bartlett, contribution to the ESOP, $13,632, country club dues, $6,631, life insurance premiums, $4,469, use of Company automobile, $1,530 and dividends paid on unvested restricted shares, $8,975; for Mr. Casteel, contribution to the ESOP, $13,632, the Company's matching contribution to the '401(k) Plan, $3,675, automobile allowance, $6,000, country club dues, $4,442, life insurance premiums, $3,106 and dividends paid on unvested restricted shares, $5,908; for Mr. Dill, contribution to the ESOP, $13,514, the Company's matching contribution to the '401(k) Plan, $3,239, automobile allowance, $6,000, country club dues, $1,968, life insurance premiums, $4,577 and dividends paid on unvested restricted shares, $1,763.

2012 GRANTS OF PLAN-BASED AWARDS

This table discloses information concerning each grant of an award made to a named executive officer in 2012. This includes EIP, stock option awards and restricted stock awards under the Simmons First National Corporation Executive Stock Incentive Plan - 2010, which is discussed in greater detail in this Proxy Statement under the caption "Compensation Discussion and Analysis." The Threshold, Target and Maximum columns reflect the range of estimated payouts under the EIP.  In the 7th and 8th columns, the number of shares of common stock underlying options granted in the fiscal year and corresponding per-share exercise prices are reported. In all cases, the exercise price was equal to the closing market price of the common stock on the day prior to date of grant. Finally, in the 9th column, the aggregate value computed under the Accounting Standards Codification Topic 718, Compensation – Stock Compensation, for all awards made in 2012 is reported.

GRANTS OF PLAN-BASED AWARDS

Name	Grant	Estimated Future Payouts Under			All		All	Exercise	Grant
	Date	Non-Equity Incentive Plan Awards			Other		Other	or Base	Date
					Stock		Option	Price of	Fair
		Threshold	Target	Maximum	Awards:		Awards:	Option	Value
		($)	($)	($)	Number		Number	Awards	of
					of		of	($/Sh)	Stock
					Shares		Securities		and
					of Stock		Underlying		Option
					or Units		Options		Awards
					(#) [a]		(#)		($)

J. Thomas May
EIP	01-01-12	$186,938	$373,875	$498,500
Stock Plan	02-27-12				6,185 [b	]	0	___	$165,016

Robert A. Fehlman
EIP	01-01-12	$49,781	$99,563	$199,125
Stock Plan	02-27-12				2,125 [c	]	0	___	$56,695

David L. Bartlett
EIP	01-01-12	$76,500	$153,000	$306,000
Stock Plan	02-27-12				3,195 [c	]	0	___	$85,243

Marty D. Casteel
EIP	01-01-12	$49,781	$99,563	$199,125
Stock Plan	02-27-12				2,125 [c	]	0	___	$56,695
Stock Plan	03-26-12				2,000 [c	]	0	___	$51,860

Robert C. Dill
EIP	01-01-12	$26,125	$52,250	$104,250
Stock Plan	02-27-12				1,040 [c	]	0	___	$27,747
___________________

[a]  The stock awards in these columns represent the indicated percentage of the total stock awards made by the Company during 2012:  Mr. May 12.1%, Mr. Fehlman  4.1%, Mr. Bartlett 6.2%, Mr. Casteel  4.1% and Mr. Dill  2.0%.

[b] These restricted shares vest on February 27, 2015.
[c] These restricted shares vest in five equal installments on the first through the fifth anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED IN 2012

The following table provides information concerning exercises of stock options, stock appreciation rights and similar instruments and vesting of stock, including restricted stock and similar instruments, which were granted in prior years but were exercised or vested during 2012 for each of the named executive officers on an aggregated basis. The table reports the number of securities for which options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares of stock that vested; and the aggregate dollar value realized upon vesting of stock.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of	Value	Number of	Value
	Shares	Realized on	Shares	Realized on
	Acquired on	Exercise [a]	Acquired on	Vesting [b]
	Exercise	($)	Vesting	($)
	(#)		(#)

J. Thomas May	0	$0	8,467	$227,258
Robert A. Fehlman	0	$0	1,651	$42,314
David L. Bartlett	0	$0	2,578	$66,167
Marty D. Casteel	0	$0	1,631	$41,843
Robert C. Dill	0	$0	838	$21,522

[a] The Value Realized on Exercise is computed using the difference between the closing market price upon the date of exercise and the option price.
[b] The Value Realized on Vesting is computed using the closing market price upon the date of vesting.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012

The following table provides information concerning unexercised options and restricted stock that has not vested for each named executive officer outstanding as of the end of 2012. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any).

For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested. The market value of stock awards was computed by multiplying the closing market price of the Company's stock at the end of 2012, $25.36, by the number of shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number	Number	Option	Option	Number of		Market Value
	of Securities	of Securities	Exercise	Expiration	Shares or		of Shares or
	Underlying	Underlying	Price	Date	Units of		Units of
	Unexercised	Unexercised	($)		Stock That		Stock That
	Options (#)	Options (#)			Have Not		Have Not
	Exercisable	Unexercisable			Vested (#)		Vested ($)

J. Thomas May					2,941 [a	]	$74,584
					1,900 [b	]	$48,184
					2,425 [c	]	$61,498
					2,430 [d	]	$61,625
					6,185 [e	]	$156,852

Robert A. Fehlman	3,000	0	$23.7800	07-25-14
	940	0	$24.5000	05-22-15
	1,000	0	$26.1900	05-21-16
	1,200	0	$28.4200	05-30-17
	3,504	876	$30.3100	05-29-18
					172 [f	]	$4,362
					334 [g	]	$8,470
					4,655 [h	]	$118,051
					1,581 [i	]	$40,094
					2,000 [j	]	$50,720
					2,125 [k	]	$53,890

David L. Bartlett	400	0	$26.2000	03-21-14
	3,000	0	$23.7800	07-25-14
	1,110	0	$24.5000	05-22-15
	10,000	0	$26.1900	05-21-16
	1,800	0	$26.1900	05-21-16
	2,400	0	$28.4200	05-30-17
	5,136	1,284	$30.3100	05-29-18
					252 [f	]	$6,391
					548 [l	]	$13,897
					6,515 [h	]	$165,220
					2,574 [m	]	$65,277
					3,008 [n	]	$76,283
					3,195 [o	]	$81,025

Marty D. Casteel	2,000	0	$23.7800	07-25-14
	920	0	$24.5000	05-22-15
	1,000	0	$26.1900	05-21-16
	1,200	0	$28.4200	05-30-17
	3,368	842	$30.3100	05-29-18
					166 [f	]	$4,210
					334 [g	]	$8,470
					4,655 [h	]	$118,051
					1,581 [i	]	$40,094
					2,000 [j	]	$50,720
					2,125 [k	]	$53,890
					2,000 [p	]	$50,720

Robert C. Dill	2,000	0	$23.7800	07-25-14
	890	0	$24.5000	05-22-15
	900	0	$26.1900	05-21-16
	900	0	$28.4200	05-30-17
					162 [f	]	$4,108
					182 [q	]	$4,615
					840 [r	]	$21,302
					980 [s	]	$24,853
					1,040 [t	]	$26,374

_______________________

[a]	These restricted shares vest on January 25, 2013.
[b]	These restricted shares vest on February 22, 2013.
[c]	These restricted shares vest on February 28, 2013.
[d]	These restricted shares vest on February 28, 2014.
[e]	These restricted shares vest on February 27, 2015.
[f]	These restricted shares vest on May 29, 2013.
[g]	These restricted shares vest in annual installments of 167 shares on February 23 in each of the years 2013-2014.
[h]	These restricted shares vest on December 31, 2015.
[i]	These restricted shares vest in annual installments of 527 shares on February 22 in each of the years 2013-2015.
[j]	These restricted shares vest in annual installments of 500 shares on February 28 in each of the years 2013-2016.
[k]	These restricted shares vest in annual installments of 425 shares on February 27 in each of the years 2013-2017.
[l]	These restricted shares vest in annual installments of 274 shares on February 23 in each of the years 2013-2014.
[m]	These restricted shares vest in annual installments of 858 shares on February 22 in each of the years 2013-2015.
[n]	These restricted shares vest in annual installments of 752 shares on February 28 in each of the years 2013-2016.
[o]	These restricted shares vest in annual installments of 639 shares on February 27 in each of the years 2013-2017.
[p]	These restricted shares vest in annual installments of 500 shares on March 26 in each of the years 2013-2017.
[q]	These restricted shares vest in annual installments of 91 shares on February 23 in each of the years 2013-2014.
[r]	These restricted shares vest in annual installments of 280 shares on February 22 in each of the years 2013-2015.
[s]	These restricted shares vest in annual installments of 245 shares on February 28 in each of the years 2013-2016.
[t]	These restricted shares vest in annual installments of 208 shares on February 27 in each of the years 2013-2017.

2012 PENSION BENEFITS TABLE

The following table provides information with respect to each plan that provides for payments or other benefits at, following or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not). The Company provides supplemental executive retirement plans for J. Thomas May, David L. Bartlett, Robert A. Fehlman and Marty D. Casteel. The Present Value of the Accumulated Benefit reflects the actuarial present value of the named executive officer's accumulated benefit under the plan, computed as of December 31, 2012. In making such calculations, it was assumed that the retirement age will be the normal retirement age as defined in the plan, or if not so defined, the earliest time at which a participant may retire under the plan without any benefit reduction due to age.

May Plan

The plan for J. Thomas May is designed to work with the other retirement plans of the Company, on an aggregated basis with Social Security benefits, to provide a targeted level of benefits for Mr. May, the only participant.  The May Plan requires Mr. May to remain in the employ of the Company until he attains age 65 to be eligible to receive benefits under the plan, provided that in the event of a change in control the benefits are fully vested at age 60. The May Plan provides a benefit upon normal retirement at age 65, or upon death or disability prior to age 65, a monthly sum equal to one twelfth (1/12) of fifty percent (50%) of the final average compensation (the average compensation paid to him by the Company for the most recent five consecutive calendar years), less the accrued monthly benefit to Mr. May under the deferred annuity received upon the termination of the Company's pension plan.  The benefit payments begin on the first day of the seventh month following retirement, death or disability and continue for 120 consecutive months or until his death, whichever shall occur later.  Compensation for purposes of the May Plan includes salary, bonus and short-term incentive compensation programs (EIP), but excludes equity compensation plans (stock options and restricted shares) and long-term incentive compensation programs.  Mr. May attained the age of 65 during 2011 and therefore is now fully vested in the benefits under the May Plan.

Bartlett Plan

The Company assumed the plan for David L. Bartlett upon its acquisition of Alliance Bancorporation, Inc. in 2004. The Bartlett Plan provides Mr. Bartlett a benefit upon normal retirement at age 65, or upon disability prior to age 65, in the amount of $125,000 per year payable monthly. In the event of Mr. Bartlett's death prior to January 1, 2023, a variable death benefit is payable pursuant to the plan's death benefit schedule. The death benefit ranges from a low of $51,911 for death in 2022 to a high of $854,132 for death in 2013, with a benefit payable of $820,979 for death in 2012. Mr. Bartlett is fully vested in both the retirement and death benefits under the plan.  The benefits under the plan are designed in conjunction with a life insurance policy acquired at the time the plan was established, barring extraordinary circumstances, the earnings of the policy and the proceeds of the policy upon the death of Mr. Bartlett should be sufficient to fully fund the obligations of the Company under the Bartlett Plan.

Fehlman Plan

The plan for Robert A. Fehlman was established in 2010 and is designed to work with the other retirement plans of the Company, on an aggregated basis with Social Security benefits, to provide a targeted level of benefits for Mr. Fehlman, the only participant.  The Fehlman Plan requires Mr. Fehlman to remain in the employ of the Company until he attains age 65 to be eligible to receive benefits under the plan, provided that in the event of a change in control the benefits are fully vested. The Fehlman Plan provides a benefit upon normal retirement at age 65, or upon death or disability prior to age 65, a monthly sum equal to one twelfth (1/12) of thirty percent (30%) of the final average compensation (the average compensation paid to him by the Company for the most recent five consecutive calendar years).  The benefit payments begin on the first day of the seventh month following retirement, death or disability and continue for 180 consecutive months.  Compensation for purposes of the Fehlman Plan includes salary, bonus and short- term incentive compensation programs (EIP), but excludes equity compensation plans (stock options and restricted shares) and long-term incentive compensation programs.

Casteel Plan

The plan for Marty D. Casteel was established in 2010 and is designed to work with the other retirement plans of the Company, on an aggregated basis with Social Security benefits, to provide a targeted level of benefits for Mr. Casteel, the only participant.  The Casteel Plan requires Mr. Casteel to remain in the employ of the Company until he attains age 67 to be eligible to receive benefits under the plan, provided that in the event of a change in control the benefits are fully vested. The Casteel Plan provides a benefit upon normal retirement at age 67, or upon death or disability prior to age 67, a monthly sum equal to $6,250.  The benefit payments begin on the first day of the seventh month following retirement, death or disability and continue for 120 consecutive months.  Compensation for purposes of the Casteel Plan includes salary, bonus and short term incentive compensation programs (EIP), but excludes equity compensation plans (stock options and restricted shares) and long-term incentive compensation programs.

PENSION BENEFITS

Name	Plan	Number of	Present Value	Payments
	Name	Years Credited	of the Accumulated	During Last
		Service	Benefit	Fiscal Year
		(#)	($)	($)

J. Thomas May	May Plan	[a]	$2,188,122	$0
Robert A. Fehlman	Fehlman Plan	[a]	$68,393	$0
David L. Bartlett	Bartlett Plan	[a]	$833,653	$0
Marty D. Casteel	Casteel Plan	[a]	$153,607	$0
Robert C. Dill			$0	$0

[a]
The benefits under the May Plan, Bartlett Plan, Fehlman Plan or Casteel Plan are not dependent upon the credited years of service.  Except for disability, death or a change in control, continuous service until the normal retirement at age (65) under the Fehlman Plan and age (67) under the Casteel Plan is required. Mr. May and Mr. Bartlett are fully vested in the maximum benefit under the May Plan and Bartlett Plan, respectively.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following or in connection with any termination of employment, including by resignation, retirement or a constructive termination of a named executive officer, or a change in control or a change in the named executive officer's responsibilities. However, in accordance with SEC regulations, no amounts to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms or operation in favor of the executive officers and which are available generally to all salaried employees are reported. For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations,  the termination is assumed to have taken place on the last business day of the Company's most recently completed fiscal year, and the price per share of the common stock is the closing market price as of that date - $25.36.

Cash Payments.  None of the named executive officers presently has an employment agreement which guarantees him employment for any period of time. Therefore, any post-termination payments of salary or severance to any named executive officer would be provided only under the Company's broad-based severance plan in the event of a reduction in force or other termination by the Company without cause or pursuant to a Change in Control Agreement ("CIC Agreement").

The Company has entered into CIC Agreements with certain executives of the Company and the subsidiary banks, including each of the named executive officers, pursuant to which the Company would pay certain salary benefits. The Company would make such payments only upon a change in control, and if the Company terminates an executive without "Cause" or the executive resigns within six months after a "Trigger Event."  Additionally, in the case of the CIC Agreement for Mr. May, such payments will also be due, if Mr. May, within twelve months after a change in control, requests his payments commence. The Company will pay an amount up to two times (one time in the case of Mr. Dill) the sum of (1) highest annual base salary for the previous twelve months and (2) the greater of the projected target annual incentive to be paid under the Executive Incentive Plan ("EIP") for the current year, or the average EIP bonus paid to the executive over the preceding two years.  The termination compensation is payable within 30 business days following the termination and, at the election of the executive, may be payable in either cash or common stock of the Company. In addition, upon such an event, all outstanding stock options vest immediately and all restrictions on restricted stock lapse.

The CIC Agreements will also provide the executive with continuing coverage under the Company's medical, dental, life insurance and long-term disability plans for three years following the change in control date.  Additionally, if the executive is over 55 years of age, the CIC Agreement allows the executive, at his election, to continue medical, dental and life insurance coverage after the initial three year period, at the executive's cost, if the executive is not then eligible to be covered by a similar program maintained by the current employer of the executive or the executive's spouse.  Finally, the CIC Agreements, in the case of Messrs. May, Fehlman, Bartlett and Casteel, require the Company to make a tax "gross-up" payment in the event any of the foregoing benefits subject the executive to the excise tax on excess parachute payments as determined under Sections 280G and 4999 of the Internal Revenue Code.  Please also refer to the discussion of the CIC Agreements above at "Compensation Discussion and Analysis."

Accelerated Vesting of Incentives.  The Company has provided and continues to provide equity and non-equity incentives to the named executive officers through the Company's Executive Stock Incentive Plans ("Stock Plans") and the EIP.  Please also refer to the discussion of equity and non-equity incentives above at "Compensation Discussion and Analysis."

Equity Incentives - Stock Options.  Unvested stock options vest upon the named executive officer's death or disability or upon a change in control.  Further, unvested stock options vest upon the retirement of a named executive officer after age 65 or after age 62 with ten years of service. Upon any other termination, the executive forfeits his unvested stock options, unless the Board of Directors takes specific action to vest some or all of the unvested options. The value of accelerated options was calculated by multiplying the number of shares times the difference between the closing price of the common stock on the last business day of 2012 and the exercise price of the options. Please refer to the discussions above at "Compensation Discussion and Analysis" for more information about stock options.

Equity Incentives - Restricted Stock.  Unvested restricted stock vests upon the named executive officer's death or disability or upon a change in control.  Further, unvested restricted stock vests upon the retirement of a named executive officer after age 65 or after age 62 with ten years of service. Upon any other termination, the executive forfeits his unvested restricted stock, unless the Board of Directors takes specific action to vest some or all of the unvested stock. Accordingly, the table below reflects the accelerated vesting of this stock upon the named executive officer's qualified retirement, death or disability or upon a change in control. An executive forfeits all undistributed shares upon the termination of the executive's employment for all other reasons.

Non-Equity Incentives - EIP.  The EIP does not provide for an acceleration of entitlement or a satisfaction of performance measures upon a change in control. Therefore the plan could be terminated or modified following a change in control and the participants would not receive any incentive compensation under the EIP for the year in which the change in control occurred.  For purposes of the disclosure in the table below, SEC regulations require that such change in control be assumed to occur on the last day of the Company's most recently completed fiscal year. That date coincides with the last date of the performance period under EIP for 2012. As a result of such assumption, the Company could make a full payment under the terms of EIP based on the achievement of EIP goals for the year ending December 31, 2012, and such amounts would not be increased or enhanced as the result of the executive's termination or the change in control. Such amounts are reported in the Summary Compensation Table.

Retirement Plans  - Fehlman Plan and Casteel Plan.  Upon a change in control, the sole participant under each of the Fehlman Plan and the Casteel Plan, Messrs. Fehlman and Casteel, respectively, will become fully vested in the benefits under such plan.  Payment of the benefits would commence on the first day of the seventh calendar month following his termination of services to the Company.  In the absence of a change in control, upon the death or disability of the participant or his retirement at or after age 65 for Mr. Fehlman and age 67 for Mr. Casteel, his benefits under the plan become fully vested and are payable commencing on the first day of the seventh month after such event.  In the event of the termination of the participant's employment under any other conditions prior to his attaining age 65 for Mr. Fehlman and age 67 for Mr. Casteel, all benefits under the plan are forfeited.  For purposes of the disclosure in the table below, SEC regulations require that such change in control be assumed to occur on the last day of the most recently completed fiscal year. As a result of such assumption, each participant would become fully vested in the benefits under his plan.

Retirement Plans - May Plan and Bartlett Plan.  Mr. May, the sole participant under the May Plan, and Mr. Bartlett, the sole participant under the Bartlett Plan, are fully vested in the maximum benefit payable under those plans.  The participant's entitlement to the benefits under the plans is not affected by his death, disability, termination of service or a change in control of the Company.  Payment of the benefits would commence on the first day of the seventh calendar month following his termination of services to the Company.  For purposes of the disclosure in the table below, SEC regulations require that such change in control be assumed to occur on the last day of the most recently completed fiscal year. Since Messrs. May and Bartlett are already fully vested in their benefits under their respective plans, the assumed change in control would not increase or otherwise enhance the benefit payable to either Mr. May or Mr. Bartlett under the plans.

Miscellaneous Benefits.  Under the CIC Agreements, which are discussed above at "Compensation Discussion and Analysis," the Company is obligated to pay certain other benefits. This includes continuation of medical, dental, life and long-term disability insurance coverage for three years from the date of the change in control and certain tax gross-up payments. The conditions to the Company's obligations under the CIC Agreements are discussed above. Except for these benefits payable under the CIC Agreements, the Company has no obligation to continue any other perquisites after a named executive officer's employment terminates.

Executive Benefits and	Retirement	Involuntary		Change in Control		Death or
Payments upon		Not for		Trigger Event		Disability
Termination		Cause		Termination
		Termination
J. Thomas May
Cash compensation programs [a]	$0	$153,385		$1,926,175[b	]	$0
Accelerated Vesting of Incentives [c]	$402,742	$0		$402,742		$402,742
Retirement Plan [d]	$2,188,122	$2,188,122		$2,188,122		$2,188,122
Other Benefits [e]	$0	$0		$38,490		$0
Robert A. Fehlman
Cash compensation programs [a]	$0	$144,192[f	]	$968,180[b,f	]	$62,500
Accelerated Vesting of Incentives [c]	$275,587	$59,025		$275,587		$275,587
Retirement Plans [g]	$0	$0		$928,730		$928,730
Other Benefits and Tax Gross-Up [h]	$0	$0		$511,195[i	]	$0
David L. Bartlett
Cash compensation programs [a]	$0	$192,115[j	]	$1,292,391[b	]	$87,500
Accelerated Vesting of Incentives [c]	$408,093	$87,500		$408,093		$408,093
Retirement Plans [k]	$833,653	$833,653		$833,653		$833,653
Other Benefits and Tax Gross-Up [h]	$0	$0		$308,171[l	]	$0
Marty D. Casteel
Cash compensation programs [a]	$0	$144,192[f	]	$964,198[b,f	]	$62,500
Accelerated Vesting of Incentives [c]	$275,435	$59,045		$275,435		$275,435
Retirement Plans [m]	$0	$0		$588,513		$588,513
Other Benefits and Tax Gross-Up [n]	$0	$0		$381,312[n	]	$0
Robert C. Dill
Cash compensation programs [a]	$0	$58,462		$295,880[b	]	$0
Accelerated Vesting of Incentives [c]	$81,253	$0		$81,253		$81,253
Retirement Plans	$0	$0		$0		$0
Other Benefits [e]	$0	$0		$34,732		$0

______________
[a]
All of the named executive officers are eligible for 16 weeks of salary under the Company's general severance program which would apply to involuntary not for cause terminations and change in control trigger event terminations.

[b]
Under the Change in Control Agreements ("CIC") between certain named executive officers and the Company, upon the occurrence of a change in control, severance cash payments will consist of either one or two times the sum of the following items: (1) the highest annual base salary for the previous twelve months and (2) the greater of the projected target annual incentive to be paid under the EIP for the current year, or the average EIP bonus paid to the executive over the prior two years.

[c]
The payment due the named executive officer due to certain termination triggers, related to the Company's equity compensation plans is made based on the specific terms and conditions associated with each plan.  These amounts are attributable to the vesting of unvested restricted stock, as of December 31, 2012.

[d]
Mr. May is not receiving any enhanced payments regarding the May Plan as a result of the termination trigger. Mr. May was fully vested in the maximum benefit under the plan as of December 31, 2011. The amounts related to the retirement plan are also disclosed in the Pension Benefits Tables. The value disclosed is the present value of Mr. May's benefit, as of December 31, 2012.

[e]
The named executive officer is not receiving any enhanced payments regarding the Other Benefits as a result of the termination trigger. The amounts shown as Other Benefits include the costs associated with continued participation in the Company's health and welfare benefit plans under applicable CIC Agreements for a period of 36 months.

[f]	In the event of involuntary termination without cause, or the death or disability of the named executive, he would be entitled to receive the sum of $62,500 under the executive retention program.
[g]
Mr. Fehlman's benefit under the Fehlman Plan does not vest until he attains age 65, however he becomes fully vested upon his death, disability or a change in control.  The monthly benefit would commence on the seventh month after his termination of service.  The information related to the Fehlman Plan is also disclosed in the Pension Benefits Table.  The value disclosed is the present value of Mr. Fehlman's benefit, as of December 31, 2012.

[h]
The named executive officer is not receiving any enhanced payments regarding the Other Benefits as a result of the termination trigger. The amounts related to Other Benefits include the costs associated with continued participation in the Company's health and welfare benefit plans for a period of 36 months under the applicable CIC Agreement.  The amount related to the tax gross-up is a reimbursement for certain taxes that would be applicable to the payments and accelerated benefits occurring upon a change in control.

[i]
Upon a change in control, Mr. Fehlman would receive a monthly benefit of $1,057 for the next 36 months for purposes of continued health and welfare benefits under the CIC and a tax gross-up payment of $473,141.

[j]	In the event of involuntary termination without cause, or the death or disability of the named executive, he would be entitled to receive the sum of $87,500 under the executive retention program.
[k]
Mr. Bartlett is not receiving any enhanced payments regarding the Bartlett Plan as a result of the termination trigger. Mr. Bartlett was fully vested in the maximum benefit under the plan at all times during 2012. The amounts related to the retirement plans are also disclosed in the Pension Benefits Table. The value disclosed is the present value of Mr. Bartlett's benefit, as of December 31, 2012.

[l]	Upon a change in control, Mr. Bartlett would receive a monthly benefit of $967 for the next 36 months for purposes of continued health and welfare benefits and a tax gross-up payment of $273,354.
[m]
Mr. Casteel's benefit under the Casteel Plan does not vest until he attains age 67, however he becomes fully vested upon his death, disability or a change in control.  The monthly benefit would commence on the seventh month after his termination of service.  The information related to the Casteel Plan is also disclosed in the Pension Benefits Table.  The value disclosed is the present value of Mr. Casteel's benefit, as of December 31, 2012.

[n]	Upon a change in control, Mr. Casteel would receive a monthly benefit of $1,057 for the next 36 months for purposes of continued health and welfare benefits and a tax gross-up payment of $343,259.

DIRECTOR COMPENSATION

The following table provides information with respect to the compensation of Directors of the Company during 2012, the most recently completed fiscal year.

All Directors received an annual retainer of $12,000, except the lead director, Harry L. Ryburn, who received an annual retainer of $20,000. All Directors received $750 for each meeting of the Board attended.  In addition, each Director who served as a committee chairman received $800 for each committee meeting attended and other Directors received $600 for each committee meeting attended.  Any director attending a meeting by teleconference, rather than in person, received one half of the ordinary fee.

The Company maintains a voluntary deferred compensation plan in which non-employee directors may defer receipt of any part or all of their respective directors fees, including retainer fees, meeting fees and committee fees.  The director must elect to participate in the plan prior to the calendar year for which the deferral will be applicable.  Upon election a director must elect the form of payment (lump sum or annual installments over two to five years) and the date of payment (attainment of a specified age or cessation of serving as a director of the Company).  The sums deferred under the plan are credited to an account for the director along with earnings on the deferred sum at an interest rate equal to the yield on the ten year U. S. Treasury bond, computed quarterly.

The Company adopted a stock option plan for its outside directors in 2006.  At the 2007 annual meeting, the shareholders approved the modification of the stock option plan to also allow the outright grant of shares of the Company's stock to the Directors under the plan. During 2012, outright grants of 600 shares of the Company's stock were made to each director, except the lead director, who received a grant for 880 shares and the chairman of the Audit & Security Committee, who received a grant for 720 shares.  The grants were made on May 29, 2012. These shares are immediately vested.  In accordance with SEC regulations, outright grants of stock are valued in accordance with the terms of the plan and consistent with Accounting Standards Codification Topic 718, Compensation – Stock Compensation, at the closing price of the stock on the last trading date preceding the date of grant. The Company discloses such expense ratably over the vesting period; however, since the stock is fully vested upon grant, all of the expense related to the stock grants is disclosed in the table.

Each outside Director under the age of 70 is provided coverage under the Company's group term life insurance program. Directors up to age 65 receive a death benefit of $50,000 and directors over 65 but less than 70 years of age receive a death benefit of $25,000. The policy triples the death benefit in the case of accidental death.  In addition, each Director is reimbursed for out of pocket expenses, including travel.  The table below summarizes the compensation the Company paid the Directors during 2012.

DIRECTOR COMPENSATION

Name	Fees Earned or	Stock	All Other	Total
	Paid in Cash	Awards	Compensation	($)
	($)	($) [a]	($) [b]

William E. Clark, II	$24,075	$14,418	$114	$38,607
Steven A. Cossé [c]	$26,325	$14,418	$114	$40,857
Edward Drilling	$24,125	$14,418	$114	$38,657
Sharon Gaber	$21,225	$14,418	$114	$35,757
Eugene Hunt	$27,600	$14,418	$114	$42,132
George A. Makris, Jr. [d]	$32,150	$17,302	$5,427	$54,879
J. Thomas May [e]	$0	$0	$0	$0
W. Scott McGeorge	$27,300	$14,418	$114	$41,382
Harry L. Ryburn [f]	$55,300	$21,146	$0	$76,446
Robert L. Shoptaw	$25,800	$14,418	$114	$40,332
______________________
[a]
The computation is based upon the closing market price of $24.03 on the last trading day preceding the grant date (May 29, 2012).  The grant date fair value calculated in accordance with Accounting Standards Codification Topic 718, Compensation – Stock Compensation, are reported in this column. Please refer to footnote 12 to the Company's financial statements for a discussion of the assumptions related to the calculation of such value.

[b]
Amounts in this column reflect life insurance premiums for the directors and in the case of Mr. Makris, earnings on his deferred director's fees under the directors deferred compensation plan in the amounts of $5,313.

[c]	The cash fees paid to Mr. Cossé also include cash director fees paid for his service as a director of Simmons First Bank of El Dorado, in the amount of $5,850.
[d]
For 2012, Mr. Makris elected to participate in the deferred compensation plan and deferred $32,150 into the plan. Mr. Makris became an executive officer of the Company on January 3, 2013.  For 2013 and subsequent years while Mr. Makris is an executive officer of the Company, he will  not receive director's fees or otherwise participate in the director compensation programs set forth herein.

[e]
J. Thomas May, the Chief Executive Officer of the Company, does not receive director's fees or otherwise participate in the director compensation programs set forth herein.  His compensation is disclosed in the preceding discussion concerning Executive Compensation.

[f]	The cash fees paid to Dr. Ryburn also include cash director fees paid for his service as a director of Simmons First National Bank, in the amount of $10,900.

AUDIT & SECURITY COMMITTEE

During 2012, the Audit & Security Committee was composed of George A. Makris, Jr., William E. Clark, II, Edward Drilling, Sharon Gaber, Eugene Hunt, W. Scott McGeorge, George A. Makris, Jr., Harry L. Ryburn and Robert L. Shoptaw.  Mr. Makris served as Chairman until his resignation from the committee in August, 2012 following his acceptance of the position of CEO-Elect with the Company.  The Committee then elected Mr. McGeorge as Chairman.

Each of the listed committee members were independent as defined in Rule 5605 of the NASDAQ listing requirements when serving on the committee. This committee provides assistance to the Board in fulfilling its responsibilities concerning accounting and reporting practices, by regularly reviewing the adequacy of the internal and external auditors, the disclosure of the financial affairs of the Company and its subsidiaries and the control systems of management and internal accounting controls. The Audit & Security Committee has adopted a charter, which is attached to this proxy statement as Annex A and is also available for review in the Investor Relations portion of the Company's web site: www.simmonsfirst.com.  This committee met 9 times in 2012.

The Board has determined that Robert L. Shoptaw satisfies the requirements of "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission and has designated him as the "audit committee financial expert".  The Board has determined that Mr. Shoptaw satisfies the independence standards applicable to audit committee financial experts as set forth in Reg. S-K of the Securities and Exchange Commission.

The Company is required to obtain pre-approval by the Audit & Security Committee for all audit and permissible non-audit services obtained from the independent auditors.  All services obtained from the independent auditors during 2012, whether audit services or permitted non-audit services, were pre-approved by the Audit & Security Committee. The Audit & Security Committee has not adopted any additional pre-approval policies and procedures, but consistent with its charter, it may do so in the future.

The Audit & Security Committee issued the following report concerning its activities related to the Company for the previous year:

The Audit & Security Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2012 with management.

The Audit & Security Committee has discussed with BKD, LLP ("BKD"), its independent auditors, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

The Audit & Security Committee has received the written disclosures and the letter from independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the Audit & Security Committee concerning independence, and has discussed with the independent accountants the independent accountants' independence; and

Based upon the foregoing review and discussions, the Audit & Security Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

In its analysis of the independence of BKD, the Audit & Security Committee considered whether the non-audit related professional services rendered by BKD to the Company were compatible with maintaining the principal accountant's independence.

AUDIT & SECURITY COMMITTEE

W. Scott McGeorge, Chairman	William E. Clark, II	Edward Drilling

Sharon Gaber	Eugene Hunt	Harry L. Ryburn	Robert L. Shoptaw

PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

The NCCGC and the Board of Directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.

The Company has designed its executive compensation program to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and enhance shareholder value. We believe that our compensation policies and procedures are centered on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders.

The Company is presenting the following proposal, which gives you as a shareholder the opportunity to approve or disapprove our pay program for named executive officers by voting for or against the resolution set forth below ("say-on-pay" vote). While the vote on the resolution is advisory in nature and will not bind the Company to take any particular action, the NCCGC and the Board of Directors intend to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the Company's compensation program.

"RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, is hereby APPROVED."

The affirmative vote of a majority of the votes cast by holders of the shares of Common Stock present in person or by proxy at a meeting at which a quorum is present is required to adopt (on a non-binding advisory basis) this resolution approving the compensation of the Company’s named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 3.

PROPOSAL 4 - TO RATIFY SELECTION OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Audit & Security Committee of the Board of Directors selected the accounting firm of BKD, LLP as independent auditors of Simmons First National Corporation and its subsidiaries for the year ending December 31, 2013 and seeks ratification of the selection by the Company's shareholders.

Audit Fees

The aggregate fees billed to the Company for professional services rendered by BKD for the audit of the Company's annual financial statements for the year ended December 31, 2012 and the reviews of the financial statements included  in the Company's Form 10-Q's for 2012 were $496,804. The aggregate fees billed to the Company by BKD for such services in 2011 were $448,935.

Audit Related Fees

The aggregate fees billed to the Company for professional services rendered by BKD for the audit related fees during 2012 were $65,660. The aggregate fees billed to the Company by BKD for such services in 2011 were $63,940.  These services are primarily for the audits of employee benefit plans for which Simmons First Trust Company, N.A. ("SFTC") is a fiduciary and for the audit of the common trust funds maintained by SFTC.

Tax Fees

The aggregate fees billed to the Company for professional services rendered by BKD for tax services and preparation of tax returns during 2012 were $49,410. The aggregate fees billed to the Company by BKD for such services in 2011 were $38,640.

All Other Fees

There were no fees billed to the Company by BKD for services other than those set forth above.

Shareholder ratification of the Audit & Security Committee's selection of BKD as our independent auditors for the year ending December 31, 2013 is not required by our Bylaws or otherwise. Nonetheless, the Board of Directors has elected to submit the selection of BKD to our shareholders for ratification. If a quorum is present, approval of this proposal requires the affirmative vote of a majority of the shares of our common stock represented and entitled to vote at the annual meeting.  If the selection of BKD as our independent auditors for the year ending December 31, 2013 is not ratified, the matter will be referred to the Audit & Security Committee for further review.

Representatives of BKD will be at the annual meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF BKD AS OUR INDEPENDENT AUDITORS FOR 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 and the regulations issued thereunder require directors and certain officers of any company registered under that Act to file statements on SEC Forms 3, 4 & 5 with the Securities and Exchange Commission, showing their beneficial ownership in securities issued by such company.  Based upon a review of such statements by the directors and officers of the Company for the preceding fiscal year, provided to the Company by such persons, the Company has identified one late Form 4 filing by Mr. Edward Drilling regarding a single purchase transaction involving 1,000 shares.

FINANCIAL STATEMENTS

A copy of the annual report of the Company for 2012 on Form 10-K required to be filed with the Securities and Exchange Commission, including audited financial statements, is enclosed herewith.  Such report and financial statements contained therein are not incorporated into this Proxy Statement and are not considered a part of the proxy soliciting materials, since they are not deemed material for the exercise of prudent judgment in regard to the matters to be acted upon at the meeting.

Upon written request by any shareholder addressed to Marty D. Casteel, Secretary, Simmons First National Corporation, P. O. Box 7009, Pine Bluff, Arkansas  71611, a copy of the Company's annual report for 2012 on Form 10-K required to be filed with the Securities and Exchange Commission, including the financial statements and schedules thereto, will be furnished without charge.

PROPOSALS FOR 2014 ANNUAL MEETING

Shareholders who intend to have a proposal considered for inclusion in the Company's proxy materials for presentation at the 2014 Annual Meeting of Shareholders must submit the proposal to the Company no later than November 18, 2013. Shareholders who intend to present a proposal at the 2014 Annual Meeting of Shareholders without inclusion of such proposal in the Company's proxy materials are required to provide notice of such proposal to the Company no later than January 16, 2014. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

Management knows of no other matters to be brought before this annual meeting.  However, if other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their best judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS:

/s/ Marty D. Casteel

Marty D. Casteel, Secretary
Pine Bluff, Arkansas
March 18, 2013

ANNEX A

SIMMONS FIRST NATIONAL CORPORATION

AUDIT AND SECURITY COMMITTEE CHARTER

JANUARY 2013

AUDIT AND SECURITY COMMITTEE CHARTER

This charter identifies the purpose, authority, composition, meeting requirements and responsibility of the Audit and Security Committee of Simmons First National Corporation.

Purpose
The Audit and Security Committee is appointed by the Board of Directors to assist in its oversight responsibilities for (1) the integrity and accuracy of financial reporting process (2) Corporation’s process for monitoring compliance with laws and regulations and code of ethics (3) the system of internal accounting and financial controls (4) the audit process (5) monitoring loan review process and (6) security.

Authority
The Audit and Security Committee has authority to conduct or authorize investigations into any matters within its scope of responsibility with funding provided through the Corporation’s Audit Group budget. It is empowered to:

•	Appoint, compensate and oversee the work of any registered public accounting firm employed by the Corporation. This firm will report directly to the Committee.
•	Resolve any disagreements between management and the auditor regarding financial reporting.
•
 Pre-approve all auditing and permitted non-audit services provided by the independent external auditors’. The Committee may delegate authority for pre-approval to the audit committee chairman, providing all approved services are presented to the committee at its next scheduled meeting.

•	Retain independent counsel, accountants, or others to advise the Committee or assist in the conduct of an investigation.
•	Seek any information it requires from employees – all of whom are directed to cooperate with the Committee’s requests.
•	Meet with officers, external auditors, or outside counsel as necessary.

Composition
The Audit and Security Committee shall:
•	Consist of at least three members comprised of independent directors satisfying the independence standard as defined by the applicable listing standards of the NASDAQ and rules of the SEC.
•	Committee Chairman will be appointed by the Board or its nominating committee.
•	Each committee member will be both independent and financially literate. At least one member shall be designated as the “Financial Expert” as defined by applicable regulation.
•	Training will be made available by the Corporation for members of the committee.

Meetings
The Committee will meet at least quarterly, with the authority to convene additional meetings, as circumstances require. All committee members are expected to attend each meeting, in person or via telephone or video-conference. The Committee will invite members of management, auditors or others to attend meetings and provide pertinent information, as necessary. It will hold private meetings with auditors and loan review management in executive sessions. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials, as available. Minutes will be prepared.

Responsibilities
The Committee will carry out the following responsibilities:

Financial Statements
•
Review significant accounting and reporting issues, including complex or unusual transactions and highly judgmental areas, and recent professional and regulatory pronouncements, and understand their impact on the financial statements.

•	Review the annual financial statements, and consider whether they are complete and consistent with information known to the committee members.
•
Review other sections of the annual report and related regulatory filings before release and consider the accuracy and completeness of the information. Separate committee (NCCGC) designated by the board of directors reviews and approves Compensation Discussion and Analysis.

•
Review with management and the external auditors all matters required to be communicated to the Committee under Generally Accepted Auditing Standards, Public Company Accounting Oversight Board (PCAOB) and SEC rules.

•	Understand how management develops interim financial information, and the nature and extent of the internal and external auditor involvement.
•
Review interim financial reports with management and the external auditors before filing with regulators, and consider whether they are complete and consistent with the information known to committee members.

Internal Control
•	Consider the effectiveness of the Corporation’s internal control system, including information technology security and control.
•
Understand the scope of internal and external auditors’ review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management responses.

Internal Audit
•	Review with management and the audit group manager the charter, activities, staffing, and organizational structure of the internal audit function.
•	Have final authority to review and approve the annual audit plan and all major changes to the plan.
•	Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement, or dismissal of the audit group manager.
•	Consider the effectiveness of the internal audit function.
•	On a regular basis, meet separately with the audit group manager to discuss any matters that the Committee or internal audit believes should be discussed privately.

Loan Review
•	Review results of semi-annual loan reviews.
•	Obtain regular updates from management regarding Asset Quality.
•	On regular basis, meet separately with loan review management to discuss any matters that the Committee or loan review believes should be discussed privately.

Security
•	Review reports on all major security incidents.
•	Review results of branch security reviews.
•	Meet at least annually with Security Officer(s) for updates regarding security issues.

External Audit
•	Review the external auditors' proposed audit scope and approach, including coordination of audit effort with internal audit.
•	At Committee discretion, meet with the external auditor prior to the audit to review the planning and staffing of the audit.
•	Review the performance of the external auditors, and exercise final approval on the appointment or discharge of the auditors.
•	Discuss with the external auditor all matters required to be discussed by the Statement on Auditing Standards No. 61 relating to the conduct of the audit.
•
Review and confirm the independence of the external auditors by obtaining statements from the auditors on relationships between the auditors and the company, including non-audit services, and discussing the relationships with the auditors.

•
Review of report by the independent auditors’ describing their internal control procedures, and any material issues raised by the most recent internal quality-control review, or inspections by the PCAOB within the last five years and any steps taken to deal with any such issues.

•	Review with the external auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and responses to that letter. Review should include:
•	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.
•	Any disagreements with management regarding financial reporting.
•	Any changes required in the planned scope of the internal audit function.
•	Internal audit responsibilities, budget and staffing.
•	On a regular basis, meet separately with the external auditors to discuss any matters that the Committee or auditors believe should be discussed privately.

Compliance
•
Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management's investigation and follow-up (including disciplinary action) of any instances of noncompliance.

•	Review the findings of any examinations by regulatory agencies, and any auditor observations.
•	Review the process for communicating the code of ethics to company personnel, and for monitoring compliance therewith.
•	Obtain regular updates from management regarding compliance matters.

Reporting Responsibilities
•	Regularly report to the Board of Directors about Committee activities, issues, and related recommendations.
•	Provide an open avenue of communication between internal audit, loan review, the external auditors, and the board of directors.
•
Report annually to the shareholders, describing the Committee's composition, responsibilities and how they were discharged, and any other information required by rule, including approval of non-audit services.

•	Review any other reports the Corporation issues that relate to Committee responsibilities.

Other Responsibilities
•	Perform other activities related to this charter as requested by the Board of Directors.
•	Discuss with management the Corporation’s major policies with respect to risk assessment and risk management.
•	Institute and oversee special investigations as needed.
•	Review and assess the adequacy of the committee charter annually, requesting Board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation.
•	Confirm annually that all responsibilities outlined in this charter have been carried out.
•	Evaluate the Committee's performance on a regular basis.
•	Meet at least annually with the chief financial officer, audit group manager, loan review manager and the external auditor in separate executive sessions.

•
Establish and oversee procedures for handling complaints regarding accounting, internal accounting controls, and auditing matters, including procedures for confidential, anonymous submission of concerns of associates regarding accounting and auditing matters.

Limitation of Audit Committee’s Responsibilities

While the Audit and Security Committee has the responsibility and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Such duties are the responsibility of management and the independent auditor.

PROXY BALLOT
SIMMONS FIRST NATIONAL CORPORATION
April 16, 2013

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 16, 2013

The undersigned hereby constitutes and appoints William C. Bridgforth, Robert A. Fehlman and Marty D. Casteel as Proxies, each with the power of substitution, to represent and vote as designated on this proxy ballot all of the shares of common stock of Simmons First National Corporation held of record by the undersigned on February 15, 2013, at the Annual Meeting of Shareholders to be held on April 16, 2013, and any adjournment thereof.  This proxy, when properly executed, will be voted as directed.  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS (1), (2), (3) and (4).

(1)           To fix the number of directors at eleven (11):
□  FOR                      □ AGAINST                      □   ABSTAIN

(2)           ELECTION OF DIRECTORS (mark only one box):
□  FOR ALL NOMINEES                                    □ WITHHOLD AUTHORITY FOR ALL NOMINEES
□ WITHHOLD AUTHORITY FOR CERTAIN NOMINEES below whose names have been lined through:

David L. Bartlett	William E. Clark, II	Steven A. Cossé	Edward Drilling
Sharon Gaber	Eugene Hunt	George A. Makris, Jr.	J. Thomas May
W. Scott McGeorge	Harry L. Ryburn	Robert L. Shoptaw

(3)	To consider adoption of the following non-binding resolution approving the compensation of the named executive officers of the Company:

"RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, is hereby APPROVED."
□    FOR                      □  AGAINST                                        □   ABSTAIN

(4)	To ratify the Audit & Security Committee's selection of the accounting firm of BKD, LLP as independent auditors of the Company and its subsidiaries for the year ending December 31, 2013:
□  FOR                      □ AGAINST                                           □   ABSTAIN

(5)	Upon such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The undersigned acknowledges receipt of this ballot, Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K.

__________________________________                                                                       _________________
Signature(s) of Shareholder(s)                                                                                                 Date

_________________________________                                                                         _________________
Signature(s) of Shareholder(s)                                                                                                Date

IMPORTANT:  Please date and sign this proxy ballot exactly as the ownership appears below.  If held in joint ownership, all owners must sign this ballot.  Please return promptly in the envelope provided.